Adevinta Group
Consolidated financial statements
2022

Report of Independent Auditors

To the board of directors of Adevinta ASA

Opinion
We have audited the consolidated financial statements of Adevinta ASA (the Group), which comprise the consolidated statement of financial position as of December 31, 2021, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Group at December 31, 2021, and the results of its operations and its cash flows for the year then ended in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and IFRS as endorsed by the European Union (EU).

Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in conformity with IFRS as issued by the IASB and IFRS as endorsed by the EU, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditor’s Responsibility for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
1.Exercise professional judgment and maintain professional skepticism throughout the audit.
2.Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
3.Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Accordingly, no such opinion is expressed.
4.Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
5.Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Other Matter
The accompanying consolidated statement of financial position as of December 31, 2022, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended, were not audited, reviewed or compiled by us and accordingly, we express no opinion or any other form of assurance on them.

/s/ Ernst & Young AS
Oslo, Norway
April 28, 2022 (except for Notes 7 and 11, as to which the date is May 12, 2023)

CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED 31 DECEMBER

€ million	Note	2022 (Unaudited)	2021
Revenues	6,7	1,644	1,139

Personnel expenses	9	(483)	(368)
Other operating expenses	8	(613)	(415)

Gross operating profit (loss)	6	548	356

Depreciation and amortisation	16,17,31	(300)	(156)
Share of profit (loss) of joint ventures and associates	5	(121)	(8)
Impairment loss	15,16	(1,722)	(22)
Other income	11	37	8
Other expenses	11	(149)	(148)

Operating profit (loss)	6	(1,707)	29

Financial income	12	54	14
Financial expenses	12	(103)	(78)

Profit (loss) before taxes		(1,756)	(35)

Taxes	13	(10)	(19)

Profit (loss) from continuing operations		(1,767)	(54)
Profit (loss) from discontinued operations	4	(57)	7
Profit (loss) for the period		(1,824)	(48)

Profit (loss) attributable to:
Non-controlling interests	27	8	6
Owners of the parent		(1,832)	(54)

Earnings per share in €:
Basic	14	(1.50)	(0.06)
Diluted	14	(1.49)	(0.06)

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED 31 DECEMBER

€ million	Note	2022 (Unaudited)	2021
Profit (loss)		(1,824)	(48)

Remeasurements of defined benefit pension liabilities	21	2	0
Income tax relating to remeasurements of defined benefit pension liabilities	13	(0)	(0)
Net gain/(loss) on cash flow hedges	25	–	56
Change in fair value of financial instruments		(7)	16
Income tax related to change in fair value of financial instruments	13	(2)	–
Items not to be reclassified subsequently to profit or loss		(7)	72

Exchange differences on translating foreign operations		31	22
Net gain/(loss) on cash flow hedges	25	19	7
Income tax related to cash flow hedges	13	(5)	–
Items to be reclassified subsequently to profit or loss		45	29

Other comprehensive income		37	101
Comprehensive income		(1,787)	53

Comprehensive income attributable to:
Non-controlling interests		6	5
Owners of the parent		(1,793)	48

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS OF 31 DECEMBER

		31 December	31 December
€ million	Note	2022 (Unaudited)	2021
Intangible assets	15, 16	10,880	12,790
Property, plant and equipment	17	28	35
Right-of-use assets	31	68	82
Investments in joint ventures and associates	5	366	370
Deferred tax assets	13	3	152
Other non-current assets	18, 24	254	223
Non-current assets		11,599	13,653

Income tax receivable		12	17
Contract assets	7	39	39
Trade receivables	19, 24	157	143
Other current assets	18,, 22, 24	107	48
Cash and cash equivalents	22, 24, 28	70	231
Assets held for sale	4	–	115
Current assets		385	593

Total assets		11,984	14,247

Paid-in equity		9,135	9,175
Other equity		(601)	1,192
Equity attributable to owners of the parent	26	8,534	10,368
Non-controlling interests	27	14	18
Equity		8,548	10,385

Deferred tax liabilities	13	757	896
Non-current interest-bearing borrowings	22, 23, 24, 28	2,183	2,312
Lease liabilities, non-current	22, 28, 31	58	73
Other non-current liabilities	21	29	18
Non-current liabilities		3,026	3,299

Current interest-bearing borrowings	22, 23, 24, 28	9	152
Income tax payable		3	22
Lease liabilities, current	22, 28, 31	20	19
Contract liabilities	7	66	67
Other current liabilities	21, 22, 24	309	275
Liabilities directly associated with the assets held for sale	4	–	27
Current liabilities		410	563

Total equity and liabilities		11,984	14,247

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEAR ENDED 31 DECEMBER

€ million	Note	2022 (Unaudited)	2021
CASH FLOW FROM OPERATING ACTIVITIES
Profit (loss) before taxes from continuing operations		(1,756)	(35)
Profit (loss) before taxes from discontinued operations		(28)	7
Profit (loss) before taxes		(1,785)	(28)

Depreciation, amortisation and impairment losses	6,15,16,17,31	2,054	180
Share of loss (profit) of joint ventures and associates	5	121	8
Dividends received from joint ventures and associates	5	3	3
Taxes paid		(60)	(92)
Sales losses (gains) on non-current assets and other non-cash losses (gains)		(23)	33
Net loss on derivative instruments at fair value through profit or loss		–	3
Accrued share-based payment expenses	10	33	32
Unrealised foreign exchange losses (gains)		(28)	2
Other non-cash items and changes in working capital and provisions (1)		37	52
Net cash flow from operating activities		352	193

Development and purchase of intangible assets and property, plant & equipment		(89)	(77)
Acquisition of subsidiaries, net of cash acquired	28	(11)	(2,181)
Proceeds from sale of intangible assets and property, plant & equipment		–	0
Proceeds from sale of subsidiaries, net of cash sold	28	12	274
Net sale of (investment in) other shares		(8)	3
Proceeds from deposits		5	–
Purchase of other investments		–	(3)
Net cash flow from investing activities		(92)	(1,983)

Net cash flow before financing activities		259	(1,790)

New interest-bearing loans and borrowings	28	–	2,440
Repayment of interest-bearing loans and borrowings	28	(321)	(493)
Purchase of treasury shares		(79)	(22)
Lease payments	28, 31	(19)	(20)
Dividends paid to non-controlling interests	27	(10)	(8)
Net cash flow from financing activities		(429)	1,898

Effects of exchange rate changes on cash and cash equivalents		(1)	1
Net increase (decrease) in cash and cash equivalents		(170)	109

Cash and cash equivalents at start of period	28	231	131
Cash and cash equivalents attributable to assets held for sale at start of period		9	–
Cash and cash equivalents at end of period	28	70	231
Cash and cash equivalents attributable to assets held for sale at end of period		–	9
(1) Changes in working capital and provisions consist of changes in trade receivables, other current receivables and liabilities and accruals.
The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

€ million	Note	Share capital	Other paid-in equity	Hedging reserve	Retained earnings	Foreign currency transl. reserve	Share-holders’ equity	Non-controlling interests	Total

Equity as at 1 January 2021		14	136	(149)	1,355	(153)	1,203	19	1,222
Profit (loss) for the period		–	–	–	(64)	10	(54)	6	(48)
Other comprehensive income		–	–	63	26	12	102	(0)	101
Total comprehensive income		–	–	63	(37)	22	48	5	53

Costs of hedging transferred to the carrying amount of goodwill acquired in a business combination	4	–	–	88	–	–	88	–	88
Issue of ordinary shares as consideration for a business combination	22, 26	9,023	–	–	–	–	9,023	–	9,023
Capital increase		–	–	–	–	–	–	0	0
Share-based payment	10	–	20	–	3	–	23	–	23
Changes in ownership of subsidiaries that do not result in a loss of control		–	–	–	(0)	–	(0)	0	–
Dividends paid to non-controlling interests		–	–	–	–	–	–	(8)	(8)
Change in treasury shares		–	(17)	–	–	–	(17)	–	(17)
Total transactions with the owners		9,023	3	88	3	–	9,117	(7)	9,110

Equity as at 31 December 2021		9,036	139	3	1,321	(131)	10,368	18	10,385

Profit (loss) for the period		–	–	–	(1,831)	(1)	(1,832)	8	(1,824)
Other comprehensive income		–	–	14	(7)	31	38	(1)	37
Total comprehensive income		–	–	14	(1,838)	30	(1,793)	6	(1,787)

Share-based payment	10	–	13	–	0	–	13	-	13
Dividends paid to non-controlling interests		–	–	–	–	–	–	(10)	(10)
Change in treasury shares		–	(53)	–	–	–	(53)	–	(53)
Total transactions with the owners		–	(40)	–	0	–	(40)	(10)	(50)

Equity as at 31 December 2022 (Unaudited)		9,036	99	17	(517)	(101)	8,534	14	8,548

The accompanying notes form an integral part of these consolidated financial statements.

Adevinta ASA
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
31 December 2022

GENERAL INFORMATION
Note 1	General information
Note 2	Basis for preparing the consolidated financial statements
Note 3	Significant accounting judgments and major sources of estimation uncertainty

GROUP STRUCTURE
Note 4	Changes in the composition of the Group
Note 5	Investments in joint ventures and associates

INFORMATION ON CONSOLIDATED INCOME STATEMENT ITEMS
Note 6	Operating segments
Note 7	Revenue recognition
Note 8	Other operating expenses
Note 9	Personnel expenses and remuneration
Note 10	Share-based payment
Note 11	Other income and expenses
Note 12	Financial items
Note 13	Income taxes
Note 14	Earnings per share

INFORMATION ON CONSOLIDATED STATEMENT OF FINANCIAL POSITION ITEMS
Note 15	Impairment assessments
Note 16	Intangible assets
Note 17	Property, plant & equipment
Note 18	Other non-current and current assets
Note 19	Trade receivables
Note 20	Financial liabilities related to business combinations and increases in ownership interests
Note 21	Other non-current and current liabilities

CAPITAL MANAGEMENT
Note 22	Financial risk management
Note 23	Interest-bearing borrowings
Note 24	Financial instruments by category
Note 25	Derivatives and hedging activities

OTHER INFORMATION
Note 26	Equity
Note 27	Non-controlling interests
Note 28	Supplemental information to the Consolidated statement of cash flows
Note 29	Transactions with related parties
Note 30	Auditor's remuneration
Note 31	Lease agreements
Note 32	Events after the balance sheet date and other information
Note 33	Changes from Interim Financial Report Q4 2022 to Annual Report 2022
Note 34	Ownership

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

NOTE 1: GENERAL INFORMATION
The Adevinta Group (or “the Group” or “Adevinta”) was established 9 April 2019. Adevinta ASA is a public limited company and its offices are located in Grensen 5, Oslo in Norway. The shares of Adevinta ASA are listed on the Oslo Stock Exchange. The major shareholders as at 31 December 2022 are Schibsted, eBay and Permira holding 30%, 30% and 12% of voting rights, respectively (note 26). None of the parties have control over Adevinta Group.
Adevinta is the world’s largest online classifieds company (excluding China) based on revenues generated from online classifieds listings and advertisements, operating digital marketplaces in 11 countries. Key markets include France, Spain and Germany. In addition, business was carried out in 2022 in Brazil, Italy, Austria, Ireland, Hungary, Mexico, Belarus, Australia, Belgium, Canada, China, Netherlands, South Africa and USA. Changes in the composition of the Group during the period are described in note 4 and the business areas are described in note 6.
The financial position and performance of Adevinta was particularly affected by the following events and transactions during the reporting period:

•The macroeconomic uncertainties and increasing inflation during 2022 has triggered a significant increase in market interest rates and equity risk premiums. This has significantly increased the weighted average cost of capital (WACC) that affected the discount rates used in the impairment test and resulted in the impairment loss of €1,719 (note 15).
•The acquisition of eBay Classifieds Group in June 2021 (note 4) that triggered the related acquisition, integration and restructuring costs (note 11), share‑based payment transactions (note 10), amortisation expense of intangible assets acquired (note 16), and interest expenses related to new financing (note 12, 22 and 23). In 2022, the financial result was impacted by 12 months as opposed to only 6 months impact in 2021.

The consolidated financial statements including notes for Adevinta ASA for the year 2022 were approved by the Board of Directors on 20 April 2023 and will be proposed to the Annual General Meeting in June 2023.

NOTE 2: BASIS FOR PREPARING THE CONSOLIDATED FINANCIAL STATEMENTS
Compliance with IFRS
The consolidated financial statements of the Group are prepared and presented in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and in conformity with IFRS as adopted by the European Union.
The Group has prepared the financial statements on the basis that it will continue to operate as a going concern.
New and amended standards adopted by the Group
Amendments applied for the first time for the annual reporting period commencing 1 January 2022 did not have any impact on the amounts recognised in prior periods, have not had a significant impact in the current period nor are expected to significantly affect the future periods.
New standards and interpretations not yet adopted
The Group’s intention is to adopt relevant new and amended standards and interpretations as adopted by the IASB when they become effective before the consolidated financial statements are issued. Adevinta has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective. It is not expected that any already issued new and amended standards and interpretations, not yet effective, will have any significant impact on the consolidated financial statements of the Group, when implemented, except as described below:
• Disclosure of accounting policies – Amendments to IAS 1
In February 2021, the IASB issued amendments to IAS 1 in which it provides guidance and examples to help entities apply materiality judgements to accounting policy disclosures. The amendments aim to help

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
entities provide accounting policy disclosures that are more useful by replacing the requirement for entities to disclose their ‘significant’ accounting policies with a requirement to disclose their ‘material’ accounting policies and adding guidance on how entities apply the concept of materiality in making decisions about accounting policy disclosures.
The amendments to IAS 1 are applicable for annual periods beginning on or after 1 January 2023 with earlier application permitted.
The Group is currently revisiting their accounting policy information disclosures to ensure consistency with the amended requirements.

Basis of preparation
The consolidated financial statements have been prepared based on a historical cost basis, with the exception of:
• financial instruments in the category “Financial assets and liabilities at fair value through profit or loss or OCI”;
• assets held for sale; and
• plan assets of the defined benefit pension plans.
When the carrying amount of an asset of a CGU exceeds its recoverable amount, the asset is considered impaired and is written down to the recoverable amount, which is the higher of value in use and fair value less selling costs.

Classification of assets and liabilities
The Group presents assets and liabilities in the statement of financial position based on current / non-current classification. An asset is current when it is:
• Expected to be realised or intended to be sold or consumed in the normal operating cycle
• Held primarily for the purpose of trading
• Expected to be realised within twelve months after the reporting period
Or
• Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period
All other assets are classified as non-current.
A liability is current when:
• It is expected to be settled in the normal operating cycle
• It is held primarily for the purpose of trading
• It is due to be settled within twelve months after the reporting period
Or
• There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period
The terms of the liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.
The Group classifies all other liabilities as non-current.
Deferred tax assets and liabilities are classified as non-current assets and liabilities.
Non‑current assets as well as groups of non‑current assets and liabilities are classified as held for sale if their carrying amount will be principally recovered through a sale transaction instead of through continued use and a sale is considered highly probable. When these are classified as held for sale, including the subsidiaries acquired exclusively with a view to resale, they are measured at the lower of their carrying amount or fair value minus sales costs.
All amounts are in € million unless otherwise stated. Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided.
The accounting policies that have been applied as well as significant estimation uncertainties are disclosed in relevant notes to the consolidated financial statements.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

Consolidation policies
The consolidated financial statements include the parent Adevinta ASA and all subsidiaries, presented as a single economic entity. Intercompany transactions, balances and unrealised gains on transactions between group companies have been eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset.
Subsidiaries are all entities controlled, directly or indirectly, by Adevinta ASA. The Group controls an entity when it is exposed to, or has rights to, variable returns from the involvement with the entity and has the ability to affect those returns through power over the entity. Power over an entity exists when the Group has existing rights that give it the current ability to direct the activities that significantly affect the entity’s returns.
Generally, there is a presumption that a majority of voting rights results in control. The Group considers all relevant facts and circumstances in assessing whether control exists, including contractual arrangements and potential voting rights to the extent that those are substantive.
Subsidiaries are included in the consolidated financial statements from the date Adevinta ASA effectively obtains control of the subsidiary (acquisition date) and until the date Adevinta ASA ceases to control the subsidiary.
Non‑controlling interests is the equity in a subsidiary not attributable, directly or indirectly, to Adevinta ASA. Non‑controlling interests are presented in the Consolidated statement of financial position within equity, separately from the equity of the owners of the parent, except when put options are granted to holders of non‑controlling interests, in which case the related accumulated non‑controlling interest is derecognised.
Profit (loss) and comprehensive income attributable to non‑controlling interests are disclosed as allocations for the period of profit (loss) and comprehensive income attributable to non‑controlling interests and owners of the parent, respectively.
Associates are all entities over which the Group has significant influence but in which it does not have control or joint control. Investments in associates are accounted for using the equity method of accounting (note 5), after initially being recognised at cost in the Consolidated statement of financial position.
Joint arrangements are classified as either joint operations or joint ventures. The classification depends on the contractual rights and obligations of each investor, rather than the legal structure of the joint arrangement. The Group has joint ventures only. Interests in joint ventures are accounted for using the equity method (note 5), after initially being recognised at cost in the Consolidated statement of financial position.

Foreign currency translation
Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in euros (€), which is Adevinta ASA’s functional and presentation currency.
Foreign currency transactions are translated into the entity’s functional currency on initial recognition by using the spot exchange rate at the date of the transaction. At the reporting date, assets and liabilities are translated from foreign currency to the entity’s functional currency by:
• translating monetary items using the exchange rate at the reporting date;
• translating non‑monetary items that are measured in terms of historical cost in a foreign currency using the exchange rate at the transaction date; and
• translating non‑monetary items that are measured at fair value in a foreign currency using the exchange rate at the date when the fair value was determined.
Exchange differences arising on the settlement of, or on translating monetary items not designated as, hedging instruments are recognised in profit or loss in the period in which they arise. When a gain or loss on a non‑monetary item is recognised in other comprehensive income, any exchange component of that gain or loss is also recognised in other comprehensive income. When a gain or loss on a non‑monetary item is recognised in profit or loss, any exchange component of that gain or loss is also recognised in profit or loss.
Upon incorporation of a foreign operation into the consolidated financial statements by consolidation or the equity method, the results and financial position are translated from the functional currency of the

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
foreign operation into € (the presentation currency). Assets and liabilities are translated at the closing rate at the reporting date and income and expenses are translated monthly at the average exchange rates for the month and accumulated. Resulting exchange differences are recognised in other comprehensive income until the disposal of the foreign operation.
Exchange rates are quoted from Norges Bank (norges‑bank.no), which is Norway’s central bank.
Goodwill and fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition of a foreign operation are treated as assets and liabilities of that foreign operation. They are therefore expressed in the functional currency of the foreign operation and translated at the closing rate at the reporting date.

NOTE 3: SIGNIFICANT ACCOUNTING JUDGMENTS AND MAJOR SOURCES OF ESTIMATION UNCERTAINTY
The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, the accompanying disclosures and the disclosure of contingent liabilities.
Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. Management also needs to exercise judgement in applying the Group’s accounting policies. The most important areas where judgments and estimates are having an impact are listed below. Detailed information of these estimates and judgements is included in the relevant notes.
While the Russian government’s invasion of Ukraine led to a significant dislocation in the financial markets in the beginning of 2022, global macroeconomic uncertainty has further increased throughout the year on the back of higher inflation, interest rate increases by central banks and mounting recession fears. Management has based its current estimates of future cash flows and discount rates volatility, risk premiums and interest rates at levels indicative of the current environment. Management continues monitoring the macroeconomic developments.
Significant estimates:
• Fair value of assets acquired and liabilities assumed in a business combination (note 4)
• Fair value of share‑based awards (note 10)
• Calculation of value in use in testing for impairment of goodwill and other intangible assets (note 15)
• Useful lives of the intangible assets (note 16)
• Assessment of contingent liabilities (note 21)
• Assets and liabilities measured at fair value (note 24)
Significant judgements:
• Identification of the acquirer of eCG (note 4)
• Existence of significant influence over an investee (note 5)
• Recognition of contracted listing fees and premium products (note 7)
• Principal/agent assessment for transactional services provided (note 7)
• Classification of other income and expenses as not being considered by management to be reliable indicators of underlying operations (note 11)
• Recognition of deferred tax assets for tax losses carried forward (note 13)
• Capitalisation of development costs (note 16)

NOTE 4: CHANGES IN THE COMPOSITION OF THE GROUP
Policy
Business combinations
The acquisition method is used to account for all business combinations that do not involve entities under common control where Adevinta ASA or its subsidiary is the acquirer, meaning the entity that obtains control over another entity or business. When a subsidiary or business is acquired, a purchase price allocation is carried out. Identifiable assets acquired and liabilities and contingent liabilities assumed are,

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
except for limited exceptions, measured at fair value at the acquisition date. Any non‑controlling interest in the acquiree is measured, for each individual acquisition, either at fair value or at the proportionate share of the acquiree’s identifiable net assets. The residual value in the acquisition is goodwill. Acquisition‑related costs are expensed as incurred.
Contingent consideration is recognised as part of the consideration transferred in exchange for the acquiree. Subsequent changes in the fair value of the contingent consideration deemed to be a liability are recognised in profit or loss.
In business combinations that are achieved in stages, the previously held equity interest is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognised in profit or loss.
Changes in ownership interests in subsidiaries that do not result in a loss of control
Transactions with non‑controlling interests that do not result in a loss of control are recognised in equity. Any change in ownership interest results in an adjustment between the carrying amounts of the controlling and non‑controlling interests to reflect their relative interest in the subsidiary. Any difference between the amount of the adjustment to non‑controlling interests and any consideration paid or received is recognised within equity attributable to owners of Adevinta ASA.
When put options are granted by Adevinta to holders of non‑controlling interests, Adevinta determines and allocates profit (loss), other comprehensive income and dividends paid to such non‑controlling interests. Accumulated non‑controlling interests are derecognised as if the non‑controlling interest was acquired at the reporting date and a financial liability reflecting the obligation to acquire the non‑controlling interest is recognised. The net amount recognised or derecognised is accounted for as an equity transaction. In the Consolidated statement of changes in equity, such amounts are included in the line item “Changes in ownership of subsidiaries that do not result in a loss of control”.
Non‑current assets (or disposal groups) held for sale and discontinued operations
Non‑current assets (or disposal groups) are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use and a sale is considered highly probable. These assets, including subsidiaries acquired exclusively with a view to resale, are measured at the lower of their carrying amount and fair value less costs to sell, except for deferred tax assets, assets arising from employee benefits and financial assets which are specifically exempt from this requirement.
An impairment loss is recognised for any initial or subsequent write‑down of the asset (or disposal group) to fair value less costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell the asset (or disposal group), but not in excess of any cumulative impairment loss previously recognised. A gain or loss not previously recognised by the date of the sale of the non‑current asset (or disposal group) is recognised at the date of derecognition.
Non‑current assets (including those that are part of a disposal group) are not depreciated or amortised while they are classified as held for sale. Interest and other expenses attributable to the liabilities of a disposal group classified as held for sale continue to be recognised.
Non‑current assets classified as held for sale and the assets of a disposal group classified as held for sale are presented separately from the other assets in the Consolidated statement of financial position. The liabilities of a disposal group classified as held for sale are presented separately from other liabilities in the Consolidated statement of financial position.
A discontinued operation is a component of the Group that has been disposed of or is classified as held for sale and that represents a separate major line of business or geographical area of operations, is part of a single coordinated plan to dispose of such a line of business or area of operation, or is a subsidiary acquired exclusively with a view to resale. The results of discontinued operations are presented separately in the Consolidated income statement.
Loss of control
The assets and liabilities of the subsidiary and the carrying amount of any non‑controlling interests are derecognised when Adevinta loses control of a subsidiary. Any consideration received and any investment retained in the former subsidiary is recognised at their fair values. The difference between amounts recognised and derecognised is recognised in profit or loss. Amounts recognised in other comprehensive income related to the subsidiary are reclassified to profit or loss or transferred to equity similarly as if the parent had disposed of the assets and liabilities directly. Amounts reclassified to profit or loss (including accumulated translation differences) are included in gain or loss on loss of control of subsidiary in profit or loss.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
Critical judgment
Adevinta was the acquiring party in eBay Classifieds Group business combination as it was the formal acquiring party; part of the consideration was paid by Adevinta in cash; management from Adevinta continued their positions after the transaction and Schibsted was Adevinta’s largest shareholder immediately after the transaction.
BUSINESS COMBINATIONS
Adevinta invested €11 million in 2022 (€2,177 million in 2021) to acquire businesses (business combinations). The amount comprises the net cash consideration transferred reduced by cash and cash equivalents of the acquirees. In 2021, Adevinta paid €2 million of contingent consideration related to the prior year’s business combinations.
On 18 March 2022, Adevinta completed the acquisition of Null-Leasing DSB Deutschland GmbH, a provider of digital leasing services in Germany. The transaction enables Adevinta to expand its offering as it looks to further build on its existing suite of products and services. The consideration transferred for the acquisition was €14 million, €10 million were paid in cash at acquisition date, €1 million of deferred consideration was paid in July 2022 and €3 million correspond to contingent consideration at acquisition date (see contingent consideration section). Most of the purchase price is allocated to goodwill. The goodwill recognised upon the acquisition of Null-Leasing is mainly attributable to the value of expected synergies with Mobile.de and to the workforce and know‑how of the company acquired. The goodwill recognised is not expected to be deductible for income tax purposes.
On 25 June 2021, Adevinta completed the acquisition of eBay Classifieds Group (eCG), a leading digital classifieds brand across 13 countries, including Germany, Denmark (subsequently sold immediately after closing, see below), Canada, the Netherlands, Belgium, the United Kingdom and Australia. Adevinta and eBay Classifieds are highly complementary businesses and Adevinta expects to benefit from synergies, including across vertical and generalist online classifieds sites.
The table below summarises the consideration transferred:

€ million
Consideration:
Cash	2,153
Adevinta’s shares issued	9,023
Cash flow hedge reserve released	88
Consideration transferred	11,264

The consideration transferred included cash consideration of USD 2,500 million, 539,994,479 Adevinta shares, a closing cash adjustment of USD 54 million and a post‑closing cash adjustment of USD 16 million.
The total cash consideration is equal to the amount of USD 2,554 million translated on 24 June 2021 closing rate of USD/EUR 1.1936 and USD 16 million translated on 24 November 2021 closing rate of USD/EUR 1.2071.
The fair value of the 539,994,479 shares issued as part of the consideration transferred (€9,023 million) was based on Adevinta’s Norwegian Krone closing share price on 24 June 2021 of NOK170 per share translated into Euro at 24 June 2021 closing rate of NOK/EUR 10.174. Issue costs of €0 million which were directly attributable to the issue of the shares were netted against the deemed proceeds.
On 24 June 2021 the valuation of the deal‑contingent forwards entered in respect of the cash consideration for the forecasted acquisition of eCG (note 25) with an aggregate notional amount of USD 2,500 million was negative by €95 million of which €88 million was recognised in equity as a hedge reserve. When the hedging instruments were settled immediately prior to the acquisition, the hedge reserve accumulated in equity was included as part of the consideration transferred.
The table below summarises the amounts recognised for assets acquired and liabilities assumed:

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

Amounts for assets and liabilities recognised:	€ million
Cash	66
Trade and other receivables	108
Corporate income tax receivable	7
PPE and right-of-use assets	35
Intangible assets: trademarks	3,351
Intangible assets: customer contracts	497
Intangible assets: technology	276
Intangible assets: others	4
Long-term investments	0
Deferred tax assets	148
Assets classified as held for sale	333
Current liabilities	(154)
Deferred tax liabilities	(897)
Other non-current liabilities	(11)
Liabilities directly associated with assets classified as held for sale	(25)
Total identifiable net assets acquired	3,738
Goodwill	7,526
Consideration transferred	11,264

The fair value of the acquired receivables was €108 million, of which €49 million are trade receivables. There was no material difference between the gross contractual amount receivable and the fair value of the receivables. The assumed lease liabilities were measured using the present value of the remaining lease payments at the date of acquisition. The acquired right‑of‑use assets were measured at an amount equal to the lease liabilities. In calculating the present value of lease payments, Adevinta used its incremental borrowing rate at acquisition date because the interest rate implicit in the leases were not readily determinable.
The goodwill recognised connected with the acquisition of eBay Classifieds Group in 2021 is attributable to the workforce, future customer growth and synergies, including across vertical and generalist online classifieds sites. The goodwill recognised is not expected to be deductible for income tax purposes.
In 2021 eCG contributed €384 million to operating revenues and contributed positively to consolidated profit (loss) from continuing operations by €45 million. If the acquisition date of the business combination was at 1 January 2021, the operating revenues and profit (loss) for continuing operations of Adevinta would have been €1,521 million and €(47) million, respectively in 2021.
In December 2021, Adevinta completed the acquisition of Pixie Pixel, S.L., a Spanish real estate valuation tool which will integrate with the real estate vertical Fotocasa, part of Adevinta Spain. The acquisition follows years of collaboration between Fotocasa and PixiePixel in building DataVenues, a cross‑platform tool for property valuation. The consideration transferred for the acquisition was €5 million, €2 million were paid in cash at acquisition date and €3 million correspond to contingent consideration (see contingent consideration section). The goodwill of €5 million recognised in the acquisition of Pixie Pixel, S.L. is mainly attributable to the value of expected synergies with Adevinta Spain, SLU (Fotocasa) and to the workforce and know‑how of the company acquired. The goodwill recognised is not expected to be deductible for income tax purposes.
The business combinations carried out in 2022 and 2021 are part of Adevinta’s growth strategy and the businesses acquired were identified as being a good strategic fit with existing operations within Adevinta.

Consideration transferred – cash outflow
Cash outflow to acquire Null Leasing, net of cash acquired, amounted to €11 million in 2022.
Cash outflow to acquire eBay Classifieds Group, net of cash acquired, was as follows in 2021:

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

€ million
Cash consideration	2,153
Settlement of deal contingent forward contracts	88
Less balances acquired:
Cash	66
Net cash outflow – investing activities	2,175

Per Adevinta instructions, part of the consideration transferred for eBay Classifieds Group was paid to the seller by the banks providing new financing. The banks were acting as agents of Adevinta and the payments were assessed to be cash payments made by Adevinta.
In addition, acquisition‑related costs that were not directly attributable to the issue of shares are included in net cash flow operating activities in the Consolidated statement of cash flows.
Cash outflow to acquire Pixie Pixel, S.L., net of cash acquired, amounted to €2 million in 2021.
The subsidiary acquired in 2022, Null-Leasing DSB Deutschland GmbH, is included in the Mobile.de operating segment. For the subsidiaries acquired in 2021, all the entities of eCG were included in the Mobile.de, European Markets and International Markets operating segments and Pixie Pixel, S.L. was included in European Markets.
Acquisition‑related costs of €3 million (€49 million in 2021) related to business combinations are recognised in profit or loss in line item “Other expenses” (note 11).
Contingent consideration
A contingent consideration was agreed as part of the purchase agreement with the previous owners of Null-Leasing DSB Deutschland GmbH. The contingent consideration is limited to two cash payments to be made in 2024 and 2025 respectively and will be calculated on the combined leasing revenues for each period. As at December 2022, the fair value of the contingent consideration is estimated to be €3 million.
A contingent consideration was agreed as part of the purchase agreement with the previous owners of Pixie Pixel, S.L. The contingent consideration is limited to two cash payments to be made in 2023 and 2024. Each payment is capped at €2 million and €1 million respectively and will be calculated on the achievement of certain targets for each period. As at December 2022, the fair value of the contingent consideration is estimated to be €3 million.
DISPOSAL OF SUBSIDIARIES
On 30 March 2022, Adevinta announced the completion of the sale of its 76.2% stake in InfoJobs Brazil, the largest jobs marketplace in Brazil, to Redarbor, the leading company in job marketplaces in Latin America with the purpose of connecting companies to top talent across the region. The sale resulted in a gain of €22 million presented in Other income, of which €3 million is reclassification of foreign currency translation reserve, with no impact on income tax. The carrying amount of assets and liabilities as at the date of sale were €7 million and €7 million respectively, of which €2 million was intangible assets and €3 million was trade receivables and other current assets.
When Adevinta announced its strategy of ‘Growing at Scale’ in November 2021, the company identified Belarus as one of its operations to be placed under review. In light of the recent developments in Ukraine this review was accelerated and Adevinta decided to exit Kufar, its classifieds business in Belarus, while focusing on its five core European Markets (Germany, France, Spain, Benelux and Italy). On 20 May 2022, Adevinta completed the transfer of 100% of Kufar shares to the existing local team. The transfer resulted in a loss of €1 million presented in Other expenses, with no impact on income tax. The carrying amount of assets and liabilities as at the date of sale were €2 million and €2 million respectively, of which €1 million was intangible assets and €1 million was cash and cash equivalents.
In November 2021, Mexico was also identified as one of its operations to be placed under review. Subsequently, on 24 May 2022 Adevinta announced its decision to exit Mexico. On 26 September 2022, Adevinta announced the completion of the sale of its Mexican online classified businesses to Navent Group, an operator of online real estate marketplaces in Latin America. The sale resulted in a loss of €5 million presented in Other expenses of which €(5) million is reclassification of foreign currency translation reserve, with no impact on income tax. The carrying amount of assets and liabilities as at the date of sale

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
were €13 million and €5 million respectively, of which €9 million was intangible assets and €2 million was trade receivables and other current assets.
In February 2021, Adevinta sold its subsidiary Yapo (Chile) to Frontier Digital Ventures (FDV), a company specialising in online marketplaces in emerging markets. The disposal was in line with Adevinta’s portfolio optimization strategy. The sale resulted in a loss of €11 million presented in Other expenses (note 11), of which €10 million is reclassification of foreign currency translation reserve, with no impact on income tax. The carrying amount of assets and liabilities as at the date of sale (24 February 2021) were €20 million and €3 million respectively, of which €18 million was intangible assets and €1 million cash.
In June 2021, Adevinta sold Shpock (Austria) to Russmedia Equity Partners. The disposal was related to remedies proposed by Adevinta and eBay to address the Austrian Federal Competition Authorities (the “FCA”) concern that Adevinta’s acquisition of eCG could potentially lessen competition in the Austrian market between eBay.at and willhaben, Adevinta’s joint venture business in Austria.
Upon classifying Shpock disposal group as held for sale in March 2021 the disposal group was measured at the lower of its carrying amount and fair value less costs to sell resulting in an impairment loss of €20 million, which was allocated to goodwill (€2 million) and other intangible assets (€18 million). Related deferred tax liabilities of €5 million were derecognised. The sale resulted in a loss of €33 million, with no impact on income tax, due to the restructuring required to execute the terms of the sales agreement, the loss on disposal was presented in Other expenses (note 11). The carrying amount of assets and liabilities as at the date of sale (2 June 2021) were €38 million and €5 million respectively, of which €9 million was intangible assets and €27 million cash.
In June 2021, immediately after the acquisition of eCG, Adevinta sold its subsidiary eBay Denmark to a subsidiary of Schibsted for a consideration of €295 million, corresponding to the carrying amount of the net assets sold and hence no gain or loss or income tax were recognized related to the sale. As at the date of sale, the fair value less costs of disposal of eBay Denmark was €295 million, the fair value of assets and liabilities were €301 million and €6 million, respectively.
Discontinued operations
Following the decision to divest the businesses in Australia and South Africa in November 2021, the carrying amount of Carsguide Autotrader Media Solutions Australia PTY Ltd, Gumtree Australia PTY Ltd and Gumtree South Africa (PTY) Ltd was expected to be recovered principally through a sales transaction. The businesses in Australia and South Africa were available for immediate sale in their present condition and their sale was highly probable. Therefore, these subsidiaries were classified as held for sale and were measured at the lower of its carrying amount and fair value less costs to sell. In relation to this, an impairment loss was recognised in the second quarter of 2022 amounting to €29 million. Furthermore, these operations constitute major geographical locations and are therefore classified as discontinued operations.
On 25 August 2022, Adevinta signed an agreement for the sale of Gumtree Australia, CarsGuide and Autotrader Australia to The Market Herald for a total cash consideration of USD60 million. The transaction was closed in October 2022. The sale resulted in a gain of €6 million presented in Profit (loss) from discontinued operations, of which €2 million is the reclassification of foreign currency translation reserve, with no consequential impact on income tax. The carrying amount of assets and liabilities as at the date of sale were €82 million and €26 million respectively, of which €62 million was intangible assets and €16 million was deferred tax liabilities.
On 23 November 2022, Adevinta signed an agreement for the sale of Gumtree South Africa. The economic ownership of the business was transferred on 1 December 2022.The sale resulted in a gain of €0 million presented in Profit (loss) from discontinued operations, of which €0 million is the reclassification of foreign currency translation reserve, with no consequential impact on income tax. The carrying amount of assets and liabilities as at the date of sale were €1 million and €2 million respectively.
The result of discontinued operations was in 2022 negatively impacted by derecognition of deferred tax assets of €33 million related to the IP sold together with the businesses in Australia and South Africa.
In November 2021, Adevinta sold its subsidiaries Gumtree UK and Motors.co.uk to Classifieds Group Limited. The disposal was related to a previous agreement with the UK’s Competition and Market Authority (“CMA”) for approval of Adevinta’s acquisition of eCG. Gumtree UK and Motors.co.uk were classified as subsidiaries acquired exclusively with a view to resale upon acquisition on 25 June 2021. These businesses’ net assets were classified as held for sale and measured at estimated fair value less costs to sell and their operations are presented as discontinued operations. The disposal of Gumtree UK and Motors.co.uk. resulted in a gain of €2 million, with no impact on income tax. The gain has been presented within the profit from discontinued operation in 2021. The carrying amount of assets and liabilities as at the date of sale (30 November 2021) were €34 million and €29 million, respectively.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
The financial performance and cash flow information related to the discontinued operations in 2022 and for the period from 25 June to 31 December 2021 (column 2021) are disclosed below:

	€ million
	2022 (Unaudited)	2021
Revenue	48	71
Operating expenses	(46)	(59)
Gross operating profit / (loss)	3	12
Depreciation and other income & expenses	(11)	(2)
Gain/(loss) on sale of subsidiaries	8	2
Impairment loss recognised on remeasurement to fair value less costs to sell	(28)	(5)
Profit / (loss) before income tax	(28)	7
Income tax benefit / (expense)	(29)	(0)
Profit / (loss) after income tax	(57)	7
Profit / (loss) from discontinued operations (attributable to owners of the parent)	(57)	7
Exchange differences on translation	–	0

	€
	2022 (Unaudited)	2021
Basic	(0.05)	0.00
Diluted	(0.05)	0.00

	€ million
	2022 (Unaudited)	2021
Net cash flow from operating activities	(20)	7
Net cash flow from investing activities (2022: includes an inflow of €11 million related to the sale of Gumtree Australia; 2021: includes an inflow of €4 million and a cash outflow of €12 million both related to the sale of Gumtree UK and Motors.co.uk)	12	(8)
Net cash flow from financing activities	(1)	(1)
Net cash (outflow) / inflow	(9)	(2)

OTHER CHANGES IN THE COMPOSITION OF ADEVINTA
In 2021, SAS SNEEP paid €1 million related to prior year’s business combinations (note 20) and LBC France, SASU paid €1 million exercising the options agreed as part of the purchase agreement with the previous owners of PayCar SAS (note 20). The latter payment resulted in Adevinta’s ownership in PayCar SAS increasing from 69.8% in 2020 to 100.0% in 2021.

NOTE 5: INVESTMENTS IN JOINT VENTURES AND ASSOCIATES
Policy
A joint arrangement is an arrangement where two or more parties have joint control. Joint control is the contractually agreed sharing of control of an arrangement and exists when decisions about the relevant activities require the unanimous consent of the parties sharing control. Investments in joint arrangements

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
are classified as joint ventures if they are structured through separate vehicles and the parties have rights to the net assets of the arrangements.
An associate is an entity over which Adevinta, directly or indirectly through subsidiaries, has significant influence. Significant influence is normally presumed to exist when Adevinta controls 20% or more of the voting power of the investee. Significant influence can also be demonstrated when the Group is entitled to be a Board member, even if ownership interest is below 20%.
Interests in joint ventures and associates are accounted for using the equity method.
Equity method
Under the equity method of accounting, the investments are initially recognised at cost and adjusted thereafter to recognise Adevinta’s share of the post‑acquisition profits or losses. Adevinta’s share of the investee’s profit or loss is recognised in profit or loss and the share of changes in other comprehensive income is recognised in other comprehensive income with a corresponding adjustment to the carrying amount of the investment. Dividends received reduce the carrying amount of the investment.
When Adevinta’s share of losses equals or exceeds its interest in the entity, including any other unsecured long‑term receivables, Adevinta does not recognise further losses, unless it has incurred obligations or made payments on behalf of the other entity.
The carrying amount of equity‑accounted investments is tested for impairment in accordance with the policy described in note 15.
Significant judgement
The Group is guaranteed one seat on the board of Younited SA and participates in all significant financial and operating decisions. The Group has therefore determined that it has significant influence over this entity, even though it only holds 7.8% of the voting rights.
Changes in ownership
The use of the equity method is discontinued from the date an investment ceases to be a joint venture or an associate. Any retained interest in the entity is remeasured to its fair value, with the changes in carrying amount recognised in profit or loss. This fair value becomes the initial carrying amount for the purposes of subsequently accounting for the retained interest as a financial asset. The difference between the total of the fair value of this retained interest and any proceeds from disposing a partial interest in a joint venture or an associate, and the carrying amount of the investment, is recognised in profit or loss. In addition, any amounts previously recognised in other comprehensive income in respect of that entity are accounted for as if the Group had directly disposed of the related assets or liabilities. This may mean that amounts previously recognised in other comprehensive income are reclassified to profit or loss.
If Adevinta’s ownership interest in a joint venture or an associate is reduced, but joint control or significant influence is retained, a gain or loss from the partial disposal is recognised in profit or loss. The retained interest is not remeasured. Only a proportionate share of the amounts previously recognised in other comprehensive income are reclassified to profit or loss where appropriate.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

	2022 (Unaudited)			2021
Development in net carrying amount	Joint ventures	Associates	Total	Joint ventures	Associates	Total
As at 1 January	337	33	370	342	27	369
Partial conversion of the loan (note 18)	76	–	76	–	–	–
Share of profit / (loss)	(119)	(2)	(121)	(6)	(2)	(8)
Gain	–	4	4	–	7	7
Dividends received and capital repayments	(3)	(0)	(3)	(2)	(1)	(3)
Other comprehensive income attributable to owners of the parent	–	–	–	–	1	1
Translation differences	39	1	40	3	1	5
As at 31 December	331	35	366	337	33	370
Of which presented in Investments in joint ventures and associates	331	35	366	337	33	370

Share of loss of joint ventures and associates amounted to €121 million in 2022 (€8 million loss in 2021) mainly driven by lower results in Brazil due to an impairment loss amounting to €80 million, mostly attributable to revised growth trajectory of the business accompanied by increased market interest rates affecting the WACC applied for the impairment assessment, and a decrease in deferred tax assets amounting to €16 million after reassessing their recoverability.
In 2022, a gain of dilution on Younited of €4 million has been recognised in Other income and expenses (2021: a gain of €7 million). Interest held in Younited has decreased from 10.5% in 2020 to 8.4% in 2021 and to 7.8% in 2022.
The carrying amount of investments in joint ventures and associates comprises the following investments:

		2022 (Unaudited)			2021
	Country of incorporation	Interest held	Joint ventures	Associates	Interest held	Joint ventures	Associates
Silver Brazil JVCO BV	Netherlands	50.0%	321	–	50.0%	329	–
willhaben internet service GmbH	Austria	50.0%	9	–	50.0%	8	–
Younited SA	France	7.8%	–	17	8.4%	–	16
703 Search BV	Netherlands	31.5%	–	18	31.5%	–	17
Other			–	0		–	0
Carrying amount as at 31 December			331	35		337	33

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

Description of the business of the joint ventures and associates:
Silver Brazil JVCO BV	Operates online classified sites in Brazil (olx.com.br, Anapro.com.br, suahouse.com, datazap.com.br, fipezap.com.br, zap.com.br, vivareal.com.br, conectaimobi.com.br, geoimóvel.com.br, infoprop.com.br and sohtec.com.br)
willhaben internet service GmbH	Operates online classified sites in Austria (willhaben.at, car4you.at and autopro24.at)
Younited SA	Operates peer-to-peer lending marketplaces in France, Italy and Spain (younited-credit.com, it.younited-credit.com and es.younited-credit.com)
703 Search BV	Operates as a holding company for the equity investment in Carousell and does not carry out any trading activities

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

The following table sets forth summarised financial information for Silver Brazil, the only material joint venture of the Group, as at 31 December:

	2022 (Unaudited)	2021
Income statement and statement of comprehensive income:
Operating revenues	160	120
Depreciation and amortisation	(15)	(13)
Interest income	7	1
Interest expense	(56)	(19)
Taxes	(27)	4
Profit (loss)	(84)	(18)
Profit (loss) attributable to owners of the parent	(84)	(18)
Total comprehensive income attributable to owners of the parent	(84)	(18)
Share of profit (loss) before impairment of the investment in the joint venture	(42)	(9)
Impairment of the investment in the joint venture	(80)	–
Share of profit (loss)	(122)	(9)
Share of total comprehensive income	(122)	(9)
Statement of financial position:
Goodwill	397	349
Other non-current assets	174	151
Other current assets	30	22
Cash and cash equivalents	21	28
Non-current financial liabilities (excluding trade and other payables)	(284)	(332)
Other non-current liabilities	(33)	(28)
Other current liabilities	(56)	(33)
Net assets / (liabilities)	249	158
Share of net assets / (liabilities)	124	79
Goodwill	278	250
Impairment of the investment in the joint venture	(80)	–
Carrying amount as at 31 December	321	329

The table above shows figures on a 100% basis. Variances in the income statement from 2021 to 2022 are mainly due to increases in the interest expense on the shareholder loan and taxes due to reassessment of deferred tax assets.

NOTE 6: OPERATING SEGMENTS
Policy
The operating segments correspond to the management structure and the internal reporting to the Group’s chief operating decision maker, defined as the CEO. The operating segments reflect an allocation based on geographical location.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
The reportable segments are France, Mobile.de, European Markets and International Markets as reportable operating segments.
• France comprises primarily Leboncoin, Agriaffaires, MachineryZone, Truckscorner, Avendrealouer, Videdressing, Locasun, PayCar and Groupe Argus.
• Mobile.de comprises Mobile.de and Null-Leasing in Germany.
• European Markets comprises primarily eBay Kleinanzeigen in Germany, Markplaats, 2ememain and 2dehands in Benelux, InfoJobs, Coches, Motos, Fotocasa, Habitaclia and Milanuncios in Spain, Subito, Infojobs and Automobile in Italy, Daft, Done Deal and Adverts in Ireland, Hasznaltauto, Jofogas and Autonavigator in Hungary and Kufar in Belarus (sold in Q2 2022). Furthermore, Adevinta’s share of the net profit (loss) of willhaben in Austria is included in operating profit (loss). While the CEO receives separate reports for each region, the markets have been aggregated into one reportable segment as they have similar economic risks as well as similar nature of services provided, distribution methods, typology of customers.
• International Markets comprises Segundamano and Vivanuncios in Mexico (sold in Q3 2022), Kijiji in Canada, Infojobs Brazil in Brazil (sold in Q1 2022) and Gumtree in other countries (Poland, Ireland, Singapore and Argentina). Furthermore, Adevinta’s share of the net profit (loss) of Silver Brazil joint venture (including OLX, Zap, and Vivareal) is included in operating profit (loss).
Disposals comprises Adevinta’s divestments of Yapo in Chile (sold in Q1 2021) and Shpock in Austria, Germany and United Kingdom (sold in Q2 2021).
Other/Headquarters comprises Adevinta’s shareholder and central functions including central product and technology development.
Eliminations comprise reconciling items related to intersegment sales. Transactions between operating segments are conducted at arm’s length.
In the operating segment information presented, gross operating profit (loss) is used as a measure of operating segment profit (loss). For internal control and monitoring, both gross operating profit (loss) and operating profit (loss) are used as measures of operating segment profit (loss).
See note 7 for disaggregated revenue per reportable segment.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
Revenues and profit (loss) by operating segments

2022 (Unaudited)	France	Mobile.de	European Markets	International Markets	Disposals	Other / Headquarters	Eliminations	Total
€ million
Revenues from third parties	492	342	681	114	–	14	–	1,644
Revenues from other segments	2	(25)	27	0	–	1	(5)	–
Revenues	494	317	708	114	–	15	(5)	1,644
Gross operating profit (loss)	227	175	289	49	–	(192)	–	548
Depreciation and amortisation	(29)	(61)	(147)	(39)	–	(24)	–	(300)
Share of profit (loss) of joint ventures and associates	(3)	–	3	(122)	–	(0)	–	(121)
Impairment loss	(0)	(411)	(506)	(802)	–	(3)	–	(1,722)
Other income and expenses	(42)	(1)	(9)	14	(2)	(72)	–	(112)
Operating profit (loss)	154	(299)	(370)	(900)	(2)	(291)	–	(1,707)
For information regarding “Other income and expenses”, see note 11.

2021	France	Mobile.de	European Markets	International Markets	Disposals	Other / Headquarters	Eliminations	Total
€ million
Revenues from third parties	451	151	458	67	3	9	–	1,139
Revenues from other segments	2	(11)	13	0	–	(0)	(4)	–
Revenues	453	141	470	67	3	9	(4)	1,139
Gross operating profit (loss)	214	79	171	21	(5)	(122)	–	356
Depreciation and amortisation	(27)	(39)	(63)	(10)	(1)	(18)	–	(156)
Share of profit (loss) of joint ventures and associates	(3)	–	3	(9)	–	(0)	–	(8)
Impairment loss	–	(2)	(0)	–	(20)	–	–	(22)
Other income and expenses	8	0	(5)	(0)	(47)	(96)	–	(140)
Operating profit (loss)	192	38	106	2	(73)	(236)	–	29
For information regarding “Other income and expenses”, see note 11.

Revenues and non‑current assets by geographical areas
In presenting geographical information, attribution of revenues is based on the location of the companies. There are no significant differences between the attribution of revenues based on the location of companies and an attribution based on the location of customers. Revenues presented in the table below are revenues from external customers. Non‑current assets are attributed based on the geographical location of the assets.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

	2022 (Unaudited)	2021
Revenues
France	492	451
Germany	549	246
Spain	217	192
Other Europe	272	183
Other countries	114	67
Total	1,644	1,139
Non-current assets
France	1,233	1,238
Germany	7,310	8,313
Spain	661	664
Other Europe	1,326	1,400
Other countries	828	1,674
Total	11,357	13,289

The non‑current assets comprise assets, excluding deferred tax assets and financial instruments, expected to be recovered more than twelve months after the reporting period. Other countries consist primarily of Adevinta’s businesses in Canada and Brazil.

NOTE 7: REVENUE RECOGNITION
Policy
Adevinta recognises revenue to depict the transfer of promised goods or services to customers that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
Revenue is measured at the transaction price agreed under the contract. The non‑cash consideration is measured at the fair value of the goods or services received. If the fair value cannot be reasonably estimated, the non‑cash consideration is measured indirectly by reference to the stand‑alone selling price of the services provided.
Adevinta has applied the following principles for the timing of revenue recognition for the different categories of products and services:
Advertising
Advertising revenues are from sales of advertisement space on online sites. Advertising revenues are recognised as the ads are displayed over the specified period of time.
Classifieds
Classifieds revenues are recognised over the contract period where ads are displayed on the Group’s marketplaces. Listing fees in contracts entitling the customer to have an ad displayed for a defined maximum period of time are recognised over that period, reflecting the normal pattern of views of such ads. Revenue from premium products that are active for a defined maximum period is recognised over that period. Revenue from other premium products benefiting the customer in a pattern similar to that of a listing fee is recognised over the applicable period similar to listing fees.
Transactional services
The transactional services offer payment facilitation and delivery. Adevinta engages third parties to provide these services and assesses whether it is acting as an agent or a principal based on the terms of each arrangement with the service providers. Where Adevinta does not have control over the service before it is being transferred to the customer, Adevinta is acting as an agent and recognises revenue at the net amount that is retained for these arrangements. Conversely, where Adevinta has control over the

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
service before it is being transferred to the customer, Adevinta is acting as a principal and recognises revenue at the gross amount.
Revenue is recognised at a point in time (i.e., upon receipt of the customer of the delivery or upon the completion of the payment facilitation).
Contract costs
Adevinta applies the optional practical expedient to immediately expense incremental commission fees paid to obtain a contract if the amortisation period of the asset that would have been recognised is one year or less. If this is the case, sales commissions are immediately recognised as an expense and included as part of other operating expenses.
Significant judgment
For classified revenues from certain listing fees and premium products recognised over time, judgement is required in determining the normal pattern of views for ads displayed for a defined maximum period of time. The management believes that, based on past experience, in some cases a declining rate is the most appropriate reflection of the normal pattern of views, meaning that certain ads are viewed more frequently in the beginning of the display period than towards the end of the maximum period, and in other cases a straight line rate is most appropriate. Relevant contracts applying this recognition principle normally have a duration of between 30 and 60 days.
Revenue from contracts with customers

	2022 (Unaudited)	2021
Revenue from contract with customers	1,632	1,133
Other revenues	12	6
Revenues	1,644	1,139

Contracts with customers typically have a contract period of one year or less and do not contain significant variable consideration.
Revenue is measured at the transaction price agreed under the contract. Adevinta does not have any contracts where the period between the transfer of the promised services to the customer and payment by the customer exceeds one year. As a consequence, Adevinta does not adjust any of the transaction prices for the time value of money.
Adevinta has no significant obligations for refunds, warranties or other similar obligations.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
Disaggregation of revenues
In the following table, revenue is disaggregated by category

2022 (Unaudited)	France	Mobile.de	European Markets	International Markets	Other / Headquarters	Total
€ million
Classified revenues	371	315	456	84	–	1,226
Advertising revenues	67	28	209	30	4	337
Transactional revenues	53	–	15	0	–	69
Revenues from contracts with customers	492	342	680	114	4	1,632

Revenues from lease contracts, government grants and others	0	–	1	0	11	12
Revenues from external customers	492	342	681	114	14	1,644

2021*	France	Mobile.de	European Markets	International Markets	Disposals	Other / Headquarters	Total
€ million
Classified revenues	343	136	321	48	1	–	849
Advertising revenues	69	15	131	19	2	4	240
Transactional revenues	38	–	5	–	0	–	44
Revenues from contracts with customers	451	151	457	67	3	4	1,133

Revenues from lease contracts, government grants and others	0	–	1	0	0	5	6
Revenues from external customers	451	151	458	67	3	9	1,139
*) Restated - see below for further discussion

Value-added services (includes adjacent services integrated inside the user journey, such as: financing and insurance partnerships (for Cars and RE) and headhunting and learning/experience lab (for Jobs), that are not directly related to the Classifieds products) revenues are reported within Online classifieds revenues.
Change in presentation of revenues
The group previously presented transactional revenues included in classified revenues. Management considers it to be more relevant if transactional revenues are presented in a separate line item in the disclosure due to its nature being different from classifieds. 2021 numbers have been restated by reclassifying €44 million from classified revenues to transactional revenues.
Also some other revenue items have been presented differently to reflect the way that Management monitors business performance. 2021 numbers have been restated by reclassifying €9 million corresponding to value-added services from other revenues to classified revenues and €4 million corresponding to headquarter revenues were included in other revenues, but are presented now in revenues from lease contracts, government grants and others.
Contract assets and liabilities
The contract assets primarily relate to Adevinta’s rights to consideration for advertisements delivered but not billed at the reporting date. No significant credit losses are expected on contract assets.
The contract liabilities relate to payments received in advance of performance under advertising and classified contracts. Contract liabilities are recognised as revenue when Adevinta performs under the contract.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
The following table provides information about receivables and significant changes in contract assets and contract liabilities from contracts with customers.

	Receivables from contracts with customers	Contract assets	Contract liabilities
Balance as at 1 January 2022	143	39	68
Transfers from/to other headings	(3)	1	2
Net of cash received and revenues recognised during the period from continuing operations	(12)	38	(1)
Transfer from contract assets recognised at the beginning of the period to receivables	39	(39)	–
Acquisitions through business combinations (note 4)	0	–	0
Disposals through sales of businesses	(3)	–	(3)
Impairment losses recognised during the period from continuing operations	(7)	–	–
Reclassification to assets held for sale	(1)	(0)	(1)
Translation differences	1	0	0
Balance as at 31 December 2022 (Unaudited)	157	39	66

	Receivables from contracts with customers	Contract assets	Contract liabilities
Balance as at 1 January 2021	85	6	58
Net of cash received and revenues recognised during the period from continuing operations	9	11	7
Net of cash received and revenues recognised during the period from discontinued operations	2	0	(0)
Transfer from contract assets recognised at the beginning of the period to receivables	6	(6)	–
Acquisitions through business combinations (note 4)	50	33	3
Disposals through sales of businesses	(2)	(0)	(0)
Impairment losses recognised during the period from continuing operations	(3)	–	–
Impairment losses recognised during the period from discontinued operations	(0)	–	–
Reclassification to assets held for sale	(4)	(5)	(0)
Translation differences	0	0	0
Balance as at 31 December 2021	143	39	68

All contracts have a duration of one year or less, hence contract liabilities at the beginning of the period are recognised as revenue during the period. Remaining performance obligations at the reporting date have original expected durations of one year or less. The Group applies the practical expedient and does not disclose information about remaining performance obligations that have an original expected duration of one year or less.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
Contract costs
In 2022 and 2021, no significant incremental commission fees were capitalised and no impairment loss related to capitalised contract costs was recognised.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
NOTE 8: OTHER OPERATING EXPENSES

	2022 (Unaudited)	2021
Commissions	19	14
Rent, maintenance, office expenses and energy	19	13
Marketing expenses	193	155
Professional fees	183	108
Travelling expenses	9	3
IT expenses	123	75
Digital services tax	14	2
Other expenses	53	45
Total	613	415

The increase in Other operating expenses in 2022 is mainly due to the acquisition of eBay Classifieds Group in June 2021, which included 6 months of these types of expenses in 2021, increased by continued scaled build-up of global capabilities with the implementation of new operating models for support functions and Product and Technology teams, and to accelerate new business model development and value creation (related expenses mainly included in Professional fees and IT expenses).

The increase in marketing expenses due to acquisition of eBay Classifieds Group has been partially offset by lower marketing investment, driven by different phasing, spend discipline and prioritisation. The increase in other expenses is mainly due to higher direct costs from transactional services (such as payment and shipping service provider costs), in line with the adoption of the service and revenue growth.

NOTE 9: PERSONNEL EXPENSES AND REMUNERATION

	2022 (Unaudited)	2021
Salaries and wages	397	283
Social security costs	84	72
Net defined benefit expense	3	2
Net defined contribution expense	5	2
Share-based payment	33	31
Other personnel expenses (1)	(23)	(19)
Termination benefits	17	5
Total	516	376
Average number of full-time equivalents	5,444	4,469

1) Other personnel expenses are deducted with the amount of capitalised salaries, wages and social security.

From total personnel expenses and remuneration, €483 million are presented in Personnel expenses (€368 million in 2021) and €34 million are presented in Other expenses (€8 million in 2021) in the Consolidated income statement of which the amounts included in Other expenses relate to restructuring and integration-related costs (note 11).

Details of salary, variable pay and other benefits provided to Group management* (in €1,000):

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

	2022 (Unaudited)	2021
Salary including holiday pay	3,388	2,711
Variable pay	2,328	3,735
Share-based payments (earned) (1,2)	5,444	3,328
Other benefits	568	415
Accrued pension expense	1,678	371
Termination benefits	3,700	–
Total	17,107	10,561
(1) Cost details and valuation of share‑based payment are disclosed in note 10.
(2) Shared‑based payment is the accrued amounts related to 2022 and 2021 (the amounts do not necessarily reflect actual shares transferred or cash payments) for the Schibsted legacy programmes and Adevinta programmes. For further details see note 10.
* Group Management composition at 31 December 2022: Antoine Jouteau (CEO), Uvashni Raman (CFO), Alex Alexander (Chief Product and Technology Officer), Nicki Dexter (Chief People and Communications Officer), Ajay Bhatia (CEO Mobile.de), Gianpaolo Santorsola (EVP European Markets) and Zac Candelario (EVP International Markets). In addition, from 1 January to 14 August 2022 Rolv Erik Ryssdal (CEO), 1 January 2022 to 18 April 2022 Renaud Bruyeron (Chief Product and Technology Officer (Interim)) and from 1 January 2022 to 31 July 2022 Patricia Lobinger (CEO Mobile.de (interim)) were part of Group Management.
* Group Management composition at 31 December 2021: Rolv Erik Ryssdal (CEO), Uvashni Raman (CFO), Renaud Bruyeron (Chief Product and Technology Officer (Interim)), Nicki Dexter (Chief People and Communications Officer), Antoine Jouteau (CEO Adevinta France), Patricia Lobinger (CEO Mobile.de (interim)), Gianpaolo Santorsola (EVP European Markets) and Zac Candelario (EVP International Markets). In addition, from 1 January 2021 to 26 June 2021 Ovidiu Solomonov (SVP Global Markets) and from 26 June 2021 to 26 October 2021 Malte Krueger (CEO Mobile.de) were part of Group Management.
Some of the members receive salaries in other currencies than €. Average annual exchange rates are used to translate the number in the table above into €.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
Remuneration(1) to the Board of Directors (in €1,000):

	2022 (Unaudited)	2021
Board remuneration	533	513
Remuneration Committee	26	25
Audit Committee	37	36
Integration Committee	37	36
Nomination Committee	27	26
CEO Succession Committee	26	–
Total	687	636

(1) The 2022 remuneration refers to agreed remuneration for 2022, 50% was paid in 2022 and 50% is due to be paid in 2023. The 2021 remuneration refers to agreed remuneration for 2021, 50% was paid in 2021 and 50% was paid in 2022.

For further information regarding management remuneration please see Adevinta 2022 Remuneration Report that will be published in relation to the Annual General Meeting scheduled to be held in June 2023.

NOTE 10: SHARE-BASED PAYMENT
Policy
In equity‑settled share‑based payment transactions with employees, the employee services and the corresponding equity increase are measured by reference to the fair value of the equity instruments granted. The fair value of the equity instruments is measured at grant date and is recognised as personnel expenses and equity increase immediately or over the vesting period when performance vesting conditions require an employee to serve over a specified time period.
At each reporting date the entities remeasure the estimated number of equity instruments that are expected to vest taking into account the estimated forfeiture rate. The amount recognised as an expense is adjusted to reflect the number of equity instruments which are expected to be, or actually become, vested.
In cash‑settled share‑based payment transactions with employees, the employee services and the incurred liability are measured at the fair value of the liability. The employee services and the liability are recognised immediately or over the vesting period when performance vesting conditions require an employee to serve over a specified time period. Until the liability is settled, the fair value of the liability is revised at each reporting date and at settlement date, with changes in fair value recognised in profit or loss.
Long‑term incentive plans
The senior employees of Adevinta including the Adevinta executive management team were granted in June 2019 (with effect from 10 April 2019) a so‑called Transition Award, LTI, SEP and the Adevinta Performance Share Plan (PSP).
In May 2020, the Adevinta PSP for 2020 was granted to senior employees of Adevinta. In July 2021, the Adevinta PSP for 2021, Merger and New Joiner awards were granted to senior employees of Adevinta. In May 2022, the Adevinta PSP for 2022, Merger and New Joiner awards were granted to senior employees of Adevinta. During June to November 2021 the Legacy Equity Plan (LEP), DAVI Plan and Spot Equity awards were granted to key management and some employees of Adevinta in relation to the acquisition of eBay Classifieds Group.
During 2022 the DAVI Plan for 2022, Spot Equity, Transition Bonus Award and Sign-On awards were granted to key management and some employees.
Employees of Adevinta can participate in the Adevinta Share Purchase Plan by purchasing Adevinta shares through their salary and receiving a matching share for free subject to certain conditions.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
All amounts presented below related to long‑term incentives are in connection with these schemes and with local programmes in Distilled Sch Ltd.

	2022 (Unaudited)	2021
Share-based cost (included in personnel expenses) (note 9)	33	31
Of which equity-settled	32	30
Of which cash-settled	1	1

	2022 (Unaudited)	2021
Liabilities arising from share‑based payment transactions	1	3

Settlement of rights
Remaining awards in the SEP programme were settled in cash during 2021 with a pay-out of €0 million. The Transition award granted to some senior employees in 2019 was paid in treasury shares in April and May 2021 with a pay-out of 382,184 treasury shares. Additionally, in July 2021 2,293 treasury shares were transferred to a share custodian as part of an acceleration of the matching shares for the Shpock employees that were participating in Adevinta’s employee share saving plan and in December 2021 46,696 treasury shares were transferred to the employees in relation to bonus matching shares given to employees who enrolled in the employee share saving plan.
During 2022 the following awards were settled:
•The PSP 2019 was settled in January 2022 with 684,017 treasury shares.
•The LEP was settled in April 2022 with 549,708 treasury shares, in June 2022 with 3,687 treasury shares and in October 2022 with 414,734 treasury shares.
•The New Joiner 2021 awards were settled in July 2022 with 25,822 treasury shares and in November 2022 with 10,393 treasury shares.
•The Spot equity 2021 awards were settled in November 2022 with 86,497 treasury shares.
•The Spot equity 2022 awards were settled in September 2022 with 130,233 treasury shares and in April 2022 with 11,572 treasury shares.
•In February, May, August and October 2022 40,814, 27,706, 14,126 and 14,927 treasury shares respectively were transferred to the employees in relation to bonus matching shares given to employees who enrolled in the employee share saving plan.

The Adevinta Performance Share Plan (“PSP”)
In June 2019 (with effect from 10 April 2019), in May 2020 (with effect from 1 January 2020), in July 2021 (with effect from 1 January 2021), and in May 2022 (with effect from 1 January 2022) the PSP was granted to senior employees of Adevinta including the Adevinta executive management team. Under the PSP, the employees will be granted awards of Adevinta ASA shares on an annual basis. These shares will be subject to a three‑year vesting period (for the Adevinta executive management team the vesting is subject to an additional holding and employment period meaning that 50% of their awards vests after three years, 25% of their awards vests after four years and the remaining 25% of their awards vests after 5 years for the 2019 and 2020 awards and the 2021 and 2022 awards vest 100% after three years but are subject to a further two year holding requirement), at the end of which they will be transferred to the employee. Under the PSP, the employee will be granted an award over Adevinta ASA shares based on their prescribed maximum opportunity under the plan (for the Adevinta executive management team the maximum amount is in the range of 175% and 300% of his/her base salary). The number of shares the employee receives will depend on the Adevinta ASA share price performance against a peer group (relative Total Shareholder Return (TSR)) over a three‑year performance period. The payout mechanism related to the PSP is as follows:
• For minimum payout, Adevinta ASA shares must perform better than 50% of Adevinta ASA’s peers (“median” relative TSR). If this is achieved, 25% of the shares granted to the employees under the PSP award will be transferred to the employee after the performance period.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
• For maximum payout, Adevinta ASA shares must perform better than 75% of Adevinta ASA’s peers (“upper quartile” relative TSR). If this is achieved, 100% of the shares granted to the employee under the PSP award will “vest” and be transferred to the employee.
• The payout is linear between the minimum and maximum payout.
The terms of the PSP Awards granted in 2020 and vested on 31 December 2022, were modified on 3 May 2022. Prior to the modification, the terms of awards were the same as for the 2022 Grant under the PSP (described above), with a TSR measurement period of 30 calendar days. For executives, EPSP Awards granted in 2020 are not subject to the EPSP Holding Period and 50% vested on 31 December 2022, 25% vest on 31 December 2023 and the final 25% vest on 31 December 2024, subject to the executive staying in employment with the Group (note that the TSR performance condition is measured with reference to the performance period to 31 December 2022 for all tranches). Pursuant to the modification, a minimum of 25% of the EPSP and NPSP Awards granted in May 2020 will vest. For TSR performance between median and upper-quartile, straight line vesting will apply from 25% vesting to 100% vesting as applied to the original award.
The fair value of shares granted has been estimated at the date of grant using a Monte‑Carlo simulation model, taking into account the terms and conditions on which the share options have been granted. The model simulates the TSR and compares it against a group of peers. It takes into account the projection period, the share price (Adevinta ASA share price) at grant date, the risk‑free interest rate, the dividend yield, the share price volatility of both Adevinta ASA and the peer group, future expected correlation of comparators’ TSR and initial TSR performance.
The peer group regarding the PSP is the group of companies in the STOXX Europe 600 Index (Europe’s 600 largest listed companies that are between half and twice the size of Adevinta ASA, as measured by market capitalisation at date of grant). The total fair value of the PSP granted in 2019, 2020, 2021 and 2022 was estimated at the grant date to be €9 million, €4 million, €13 million and €1 million, respectively, which will be expensed over the vesting period subject to forfeiture.
Legacy equity plan (“LEP”)
The LEP awards were granted on 6 August 2021 and will vest in installments as set out below. Awards under the LEP were issued to employees of eBay Classifieds Group as a voluntary replacement of the unvested awards previously issued by eBay (eCG’s former parent company), which lapsed and were forfeited as a result of Adevinta ASA’s acquisition of eBay Classifieds Group.
LEP – Executive awards (“ELEP”)
For executives, 100% of the LEP awards will vest subject to a relative TSR performance condition which is applied following the end of each performance period, as follows:
• Tranche 1: on 31 March 2022
• Tranche 2: on 31 March 2023
• Tranche 3: on 31 March 2024
• Tranche 4: on 31 March 2025
Under the relative TSR performance condition, over each performance period commencing on 25 June 2021 and ending on the dates specified above, the growth in Adevinta’s TSR will be compared to the growth in the TSR of the constituents of the Comparator Group (determined in the same way as the PSP Awards). If the TSR of Adevinta from the grant date to the end of the relevant Performance Period is equal to or greater than that achieved by the median company in the Comparator Group, 100% of the LEP awards will vest. Otherwise, 75% of the LEP awards will lapse and, unless the CEO determines otherwise, the remaining 25% of the LEP awards will also lapse. TSR growth is measured using the average TSR in the 30‑calendar day period from 25 June 2021 and 30 calendar day period preceding the end of the performance period.
The fair value of shares granted has been estimated at the date of grant using a Monte‑Carlo simulation model, taking into account the terms and conditions on which the share options have been granted. The model simulates the TSR and compares it against a group of peers. It takes into account the projection period, the share price (Adevinta ASA share price) at grant date, the risk‑free interest rate, the dividend yield, the share price volatility of both Adevinta ASA and the peer group, future expected correlation of comparators’ TSR and initial TSR performance.
LEP – Non‑executive awards (“NLEP”)
For non‑executives, the LEP awards are not subject to any performance conditions and will vest as follows:

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
• Tranche 1: on 31 March 2022
• Tranche 2: on 30 September 2022
• Tranche 3: on 31 March 2023
• Tranche 4: on 30 September 2023
• Tranche 5: on 31 March 2024
• Tranche 6: on 30 September 2024
• Tranche 7: on 31 March 2025
The total fair value of the LEP awards was estimated at the grant date to be €59 million which will be expensed over the vesting period subject to forfeiture.
Merger awards
The 2021 merger awards were granted on 12 July 2021 and will vest on 31 December 2023 and are not subject to any performance targets.
The 2022 merger awards were granted on 10 May 2022 and will vest on 31 December 2024 and are not subject to any performance targets.
Merger awards – Executive (“EMA”)
For executives, the Merger awards are subject to a minimum shareholding requirement (a non‑vesting condition) and to a two‑year holding period from the date of vesting.
During the EMA holding period, employees may not dispose of any plan shares which vest except to cover any income tax or social security contributions arising on the vesting of the executive merger awards. If the employee leaves during this period, they do not forfeit their right to the vested shares, however it does not accelerate completion of the EMA Holding Period.
Merger Awards – Non‑Executive (“NEMA”)
For non‑executives, the Merger awards are not subject to a minimum shareholding requirement nor holding period.
The total fair value of the Merger awards was estimated at the grant date in 2021 and 2022 to be €5 million and €5 million, respectively, which will be expensed over the vesting period subject to forfeiture.
New Joiner awards
The New Joiner awards 2021 were granted on 12 July 2021 and have vested on 12 July 2022 and are not subject to any performance targets.
The New Joiner Awards 2022 were granted in May 2022 and will vest in two tranches, the first half will vest one year from grant, and the second half will vest two years from grant. New Joiner Awards 2022 are not subject to any performance targets.
The total fair value of the New Joiner awards was estimated at the grant date in 2021 and 2022 to be €1 million and €0 million, respectively, which will be expensed over the vesting period subject to forfeiture.
Deferred Annual Variable Incentive award (“DAVI awards”)
Under the DAVI awards, employees are issued a conditional award over Adevinta shares following the outcome of a one‑year performance period (“DAVI performance period”) where two types of non‑market‑based performance targets apply, being financial targets and strategic targets (both non‑market conditions under IFRS 2).
Subject to continued employment, 50% of the shares will vest on the first anniversary after the end of the performance period and 50% of the shares will vest on the second anniversary after the end of the performance period.
The performance period of the DAVI 2021 awards started on 25 June 2021 and ended on 31 December 2021.
In March 2022 the new DAVI 2022 award was issued to selected employees with similar conditions as the DAVI 2021 awards. The performance period of the DAVI 2022 awards started on 1 January 2022 and ended on 31 December 2022.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
The total fair value of the DAVI awards was estimated at the grant date in 2021 and 2022 to be €14 million and €19 million, respectively, which will be expensed over the vesting period subject to forfeiture.
Spot Equity awards
The Spot Equity 2021 awards were granted on 1 November 2021. Subject to continued employment, 50% of the shares will vest on the first anniversary of the grant date and 50% of shares will vest on the second anniversary of the grant date.
The Spot Equity 2022 awards were granted on 1 March 2022 with immediate vest. On 1 June 2022 Spot Equity awards were granted with vesting being subject to continued employment and 50% of the shares will vest on the first anniversary of the grant date and 50% of shares will vest on the second anniversary of the grant date. On 1 August 2022 Spot equity awards were granted with vesting being subject to continued employment and 1/3 of the shares had immediate vest, 1/3 of the shares will vest on the first anniversary of the grant date and 1/3 of shares will vest on the second anniversary of the grant date.
The total fair value of the Spot equity awards was estimated at the grant date in 2021 and 2022 to be €3 million and €6 million, respectively, which will be expensed over the vesting period subject to forfeiture.
Transition bonus awards
The Transition bonus award was granted on 1 March 2022 to some employees in Mobile and it falls under the rules of the DAVI Plan. Subject to continued employment, 50% of the shares will vest on the first anniversary after the end of the performance period and 50% of the shares will vest on the second anniversary after the end of the performance period.
The total fair value of the Transition bonus awards was estimated at the grant date in 2022 to be €1 million, which will be expensed over the vesting period subject to forfeiture.
The Adevinta Share Purchase Plan (“ASPP”)
Adevinta employees can participate in the Adevinta Share Purchase Plan (ASPP). As a participant of the ASPP, Adevinta employees have the opportunity to purchase Adevinta ASA shares through contributions from their salary (“Purchased Shares”) and receive a Company matching award of free shares in proportion to their Purchased Shares (“Matching Share Award”), subject to the employee remaining an Adevinta employee and not selling the Purchased Shares for a period of two years. The maximum contribution an employee may make each year will be €7,500 or an amount equal to 5% of their gross salary (if lower). For the enrolment in the ASPP until mid‑September 2019 the employees’ Matching Share Award comprised two shares for every Purchased Share. Thereafter, the Matching Share Award comprises one share for every Purchased Share.
Shares granted, not vested
The table below includes the development in shares for programmes to be settled in equity that have been granted in Adevinta ASA shares during 2022, 2021, 2020 and 2019. It does not include the KCP and the SEP programmes as they were settled in cash according to the value of the outstanding Schibsted shares held by the participants as of the date of modification of these schemes.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
Number of Adevinta shares in share‑based payment programmes:

	2022 (Unaudited)	2021
Number of shares granted, non-vested at 1 January	1,772,817	2,972,659
Number of shares granted	4,257,808	5,399,402
Number of shares forfeited	(2,058,547)	(682,579)
Number of shares vested	(2,014,236)	(431,173)
Number of shares converted into cash	(99,927)	(11,298)
Adjustments of shares granted (*)	2,057,779	(5,474,194)
Number of shares non-vested at 31 December	3,915,694	1,772,817
Weighted average share price at vesting date for awards vested during the year (NOK per share)	80.2	133.3
Weighted average fair value at grant date for awards granted during the year (NOK per share)	65.0	154.6
(*) Adjustment of shares granted mainly reflects changes in estimates during the vesting period of the number of shares to be paid compared to the number of shares to be paid estimated on the grant date. The adjustments are due to changes in expected achievement of performance conditions.

In 2022 and 2021, the accounting effects of the share‑based payment programmes were as follows:

	Personnel cost	Increase in equity	Increase in liabilities
2022 (Unaudited)
PSP 2019	1	1	–
PSP 2020	2	2	–
PSP 2021	4	4	–
PSP 2022	0	0	–
LEP award	9	9	0
Merger award 2021	1	1	–
Merger award 2022	1	1	–
New joiner award 2021 and 2022	0	0	–
DAVI award 2021	3	3	0
DAVI award 2022	6	6	0
Spot equity award	3	3	–
Transition bonus award	1	1	–
Employee share saving plan	1	1	(0)
Total	33	32	1

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

	Personnel cost	Increase in equity	Increase in liabilities
2021
PSP 2019	2	2	0
PSP 2020	1	1	0
PSP 2021	2	2	0
LEP award	19	18	1
Merger award 2021	1	1	0
New joiner award 2021	0	0	0
DAVI award 2021	3	3	0
Spot equity award 2021	0	0	0
LTI and transition award	0	0	0
Employee share saving plan	1	1	0
Total	31	27	2

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
NOTE 11: OTHER INCOME AND EXPENSES
Significant judgement
Income and expenses presented within “Other income and expenses” are characterised by being transactions and events not considered by management to be reliable indicators of underlying operations. Management believes that these items are normally not recurring, and therefore presenting them separately provides useful information. Other income and expenses include items such as restructuring costs, integration-related costs, acquisition- and divestment‑related costs, gains or losses on sale or remeasurement of assets, investments or operations and other expenses. Acquisition‑ and divestment-related costs may include both costs related to transactions done and transactions that were not completed.

	2022 (Unaudited)	2021*
Gain (loss) on sale and remeasurement of subsidiaries, joint ventures and associates (note 4 and 5)	25	8
Other	12	0
Other income or gain	37	8
Gain (loss) on sale and remeasurement of subsidiaries, joint ventures and associates (note 4 and 5)	(7)	(44)
Restructuring costs	(17)	(5)
Digital services tax related to previous years	(28)	–
Acquisition- and divestment-related costs (note 4)	(3)	(49)
Integration-related costs	(87)	(47)
Gain (loss) on sale of intangible assets and property, plant & equipment	(0)	(1)
Other	(7)	(2)
Other expenses or loss	(149)	(148)
Total	(112)	(140)
* Restated – please see explanation below

Change in presentation of other income and other expenses
The group previously presented Gain (loss) on sale and remeasurement of subsidiaries, joint ventures and associates on a net basis. Management considers it to be more relevant to disclose separately the gains and the losses. 2021 numbers have been restated by reclassifying €8 million from Gain (loss) on sale and remeasurement of subsidiaries, joint ventures and associates in Other expenses or loss to the same line item in Other income or gain.
Gain on sale and remeasurement of subsidiaries, joint ventures and associates of €25 million in 2022 relate to the gain on sale of InfoJobs Brazil (€22 million) and the gain on dilution of Younited (€4 million). In 2021 this line item mainly relates to the gain on dilution of Younited (€7 million).
Other income of €12 million in 2022 is mainly related to the VAT claim that was cash collected in 2022 amounting to €11 million related to costs incurred due to the acquisition and integration of eBay Classifieds Group.
Loss on sale and remeasurement of subsidiaries, joint ventures and associates of €7 million in 2022 relates mainly to the loss on the sale of the Mexican business (€5 million) and the loss on the sale of Kufar (Belarus) of €1 million and Shpock (Austria) (€1 million). In 2021 this line item mainly relates to the loss on sale of the business in Chile (€11 million) and Shpock (Austria) (€33 million).
Acquisition‑related costs of €3 million and integration‑related costs of €87 million in 2022 (€49 million and €47 million respectively in 2021) mainly relate to the acquisition of eBay Classifieds Group.
Digital Services Tax related to previous years of €28 million in 2022 relate to the digital services tax in France for the period 2019 to 2021.
Restructuring costs of €17 million in 2022 (€5 million in 2021) consist primarily of costs from restructuring processes in France.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

NOTE 12: FINANCIAL ITEMS

	2022 (Unaudited)	2021
Interest income	26	9
Net foreign exchange gain	28	–
Gain on sale of equity instruments	(0)	3
Other financial income	0	1
Total financial income	54	14

Interest expense	(77)	(60)
Net foreign exchange loss	–	(2)
Other financial expenses	(26)	(15)
Total financial expenses	(103)	(78)
Net financial items	(49)	(65)

Interest expense consists of:

	2022 (Unaudited)	2021
Interest on Senior Security Notes (note 23)	(29)	(30)
Interest on EUR TLB (note 23)	(30)	(15)
Interest on USD TLB (note 23)	(13)	(7)
Interest on lease liabilities (note 31)	(2)	(2)
Interest on put options (note 20 and 24)	0	(0)
Interest expense on other borrowings measured at amortised cost	(2)	(6)
Total interest expense	(77)	(60)

In 2022, €26 million (€9 million in 2021) interest income relates to the loan denominated in Brazilian real granted by Adevinta Finance AS to Bom Negócio Atividades de Internet Ltda in 2020 (note 22) and €3 million gain on sale of equity instruments in 2021 relates to the sale of the shares in Bipi Mobility, S.L. (note 18).
In 2022 and 2021 the interest expenses are mainly related to new financing obtained in connection to the eCG acquisition (note 23). Other financial expenses in 2022 and 2021 are mainly due to amortisation of the costs directly attributable to the issue of the new financing using the effective interest method amounting to €22 million and €12 million respectively and in 2022 to the impairment of loans in Adevinta Ventures AS amounting to €4 million.

NOTE 13: INCOME TAXES
Policy
Current tax liabilities and assets are measured as the amount that is expected to be paid to or recovered from the tax authorities.
Deferred tax liabilities and assets are computed for all temporary differences between the tax base and the carrying amount of an asset or liability in the consolidated financial statements and the tax base of tax

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
losses carried forward. For deferred tax assets and liabilities, the nominal tax rates expected to apply when the asset is realised or the liability is paid are used.
Deferred tax assets relating to tax deficits and other tax‑reducing temporary differences are recognised to the extent that it is probable that they can be applied against future taxable income.
Deferred tax liabilities for temporary differences associated with investments in subsidiaries, associates and joint ventures are recognised when it is probable that the temporary difference will reverse in the foreseeable future. Deferred tax liabilities are not recognised for the initial recognition of goodwill.
Tax expense (tax income) comprises current tax expense (current tax income) and deferred tax expense (deferred tax income). Any amounts recognised as current tax assets or liabilities and deferred tax assets or liabilities are recognised in profit or loss, except to the extent that the tax arises from a transaction or event recognised in other comprehensive income or directly in equity or arises from a business combination.

Significant judgment
Judgement is required to determine the amount of deferred tax assets that can be recognised, based on the likely timing and the level of future taxable profits together with tax planning strategies. For unrecognised deferred tax assets see table below.

Adevinta’s income tax expense comprises the following:

	2022 (Unaudited)	2021
Current income taxes	(40)	(65)
Deferred income taxes	23	46
Tax (expense) income	(17)	(19)
Of which recognised in profit or loss from continuing operations	(10)	(19)
Of which recognised in other comprehensive income	(7)	(0)

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
The relationship between tax expense and accounting profit (loss) before taxes is as follows:

	2022 (Unaudited)	2021
Profit (loss) before taxes from continuing operations	(1,756)	(35)
Tax (expense) income based on weighted average nominal tax rate*	463	9
Tax effect of share of profit (loss) of joint ventures and associates	(26)	(3)
Tax effect of impairment loss on goodwill and other intangible assets	(399)	(1)
Tax effect of gain (loss) on sale and remeasurement of subsidiaries, joint ventures and associates	14	(8)
Tax effect of other permanent differences	(15)	(16)
Current period unrecognised deferred tax assets	(20)	(10)
Previously unrecognised tax losses used in current period	32	1
Reassessment of previously recognised deferred tax assets, including changes in tax rates	(69)	9
Adjustments of previously recognised income tax provisions	12	–
Other	(3)	(0)
Tax (expense) income recognised in profit or loss from continuing operations	(10)	(19)
*Weighted average nominal tax rate	26%	26%

The weighted average nominal tax rate varies over time due to differentials in nominal tax rates and variations in profit before tax in the countries where Adevinta operates.
Tax effect of other permanent differences in 2022 and 2021 mainly includes tax effect from non‑deductible operating expenses and acquisition related costs and tax‑free dividends.
The expense for 2022 is positively impacted by €32 million of previously unrecognised tax losses used in the current period mainly in the Norwegian tax Group and negatively impacted by €69 million from the reassessment of previously recognised deferred tax assets in the Dutch tax group as it is uncertain whether sufficient future tax profits will become available.
Adjustments of previously recognised income tax provisions in 2022 include mainly an adjustment of an income tax provision related to the Mexican operations.
Tax expense for 2021 is positively impacted by €9 million from the reassessment of previously unrecognised deferred tax assets. The recognition is based on obtaining assurance that future tax benefits can now be utilised against taxable profits of tax groups in Spain and France.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

Adevinta’s net deferred tax liabilities (assets) are made up as follows:

	2022 (Unaudited)	2021
Current items	(4)	(10)
Intangible assets	766	816
Other non-current items	(29)	(21)
Unused tax losses	(113)	(149)
Calculated net deferred tax liabilities (assets)	620	636
Unrecognised deferred tax assets	134	108
Net deferred tax liabilities (assets) recognised	754	744
Of which deferred tax liabilities	757	896
Of which deferred tax assets	(3)	(152)

Adevinta’s unrecognised deferred tax assets relate mainly to operations with tax losses where it’s uncertain whether sufficient future taxable profits will become available, which mainly relate to operations in the Netherlands and Italy. The majority of these tax losses can be carried forward for an unlimited period.
The development in the recognised net deferred tax liabilities (assets):

	2022 (Unaudited)	2021
As at 1 January	744	57
Change included in tax expenses from continuing operations	(30)	(46)
Change included in tax expenses from discontinued operations (note 4)	33	0
Change included in other comprehensive income	7	–
Change from purchase and sale of subsidiaries	–	750
Reclassification to assets held for sale	–	(14)
Disposal through sale of businesses	–	(4)
Translation difference	(1)	2
As at 31 December	754	744

Deferred tax liabilities and assets are offset for liabilities and assets in companies which are included in local tax groups.

NOTE 14: EARNINGS PER SHARE
Policy:
Earnings per share and diluted earnings per share are presented for ordinary shares. Earnings per share is calculated by dividing profit (loss) attributable to owners of the parent by the weighted average number of shares outstanding, excluding treasury shares. Diluted earnings per share is calculated by dividing profit (loss) attributable to owners of the parent by the weighted average number of shares outstanding, adjusted for all dilutive potential shares.
The weighted average number of shares outstanding is adjusted for the effects of any potential dilutive shares as at the reporting date as follows:

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
• For share‑based payment programmes where Adevinta is committed to match shares purchased by employees without performance conditions, by including the expected number of matching shares that would be issuable.
• For other share‑based payment programmes, by including the number of shares that would be issuable based on the number of shares granted less the number of shares forfeited.
Adjusted earnings per share is calculated as profit (loss) attributable to owners of the parent adjusted for items reported in the Consolidated income statement as Other income and expenses and Impairment loss, adjusted for taxes and non‑controlling interests. The number of shares included in the calculation is the same as the number for earnings per share and diluted earnings per share, as described above.

	2022 (Unaudited)	2021
Weighted average number of shares outstanding	1,224,942,981	963,425,437
Effects of dilution	3,458,347	1,707,094
Weighted average number of shares outstanding – diluted	1,228,401,328	965,132,530
Profit (loss) attributable to owners of the parent	(1,832)	(54)
Continuing operations	(1,774)	(60)
Discontinued operations	(57)	7
Earnings per share (€)	(1.50)	(0.06)
Continuing operations	(1.50)	(0.06)
Discontinued operations	(0.05)	0.01
Diluted earnings per share (€)	(1.49)	(0.06)
Continuing operations	(1.49)	(0.06)
Discontinued operations	(0.05)	0.01
Calculation of adjusted earnings per share
Profit (loss) attributable to owners of the parent	(1,832)	(54)
Other income and expenses	112	140
Impairment loss (including joint ventures)	1,834	22
Taxes and non‑controlling effect of other income and expenses and Impairment loss	(88)	(15)
Profit (loss) attributable to owners of the parent – adjusted	26	93
Earnings per share from continuing operations – adjusted (€)	0.02	0.10
Diluted earnings per share from continuing operations – adjusted (€)	0.02	0.10

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

NOTE 15: IMPAIRMENT ASSESSMENT
Policy
Goodwill and intangible assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired.
Property, plant & equipment and intangible assets that have a finite useful life and right‑of‑use assets are reviewed for impairment whenever there is an indication that the carrying amount may not be recoverable. Impairment indicators will typically be changes in market developments, competitive situations or technological developments. Climate‑related changes and events could also be impairment indicators.
An impairment loss is recognised in the Consolidated income statement if the carrying amount of an asset (cash‑generating unit) exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use.
Value in use is assessed by discounting estimated future cash flows. Estimated cash flows are based on management’s expectations and market knowledge for normally five years after which declining growth rates are applied for another five years in order to reach a steady state growth level. For subsequent periods growth factors that do not exceed the long‑term average rate of growth for the relevant market are used. Expected cash flows are discounted using a pre‑tax discount rate that takes into account the current market assessment of the time value of money and the risks specific to the assets being tested.
For the purpose of impairment testing, assets, except goodwill, are grouped together into the smallest group of assets that generates independent cash inflows (cash‑generating units). Goodwill is allocated to the cash‑generating units, or groups of cash‑generating units, that are expected to benefit from the synergies of the business combination. Testing for impairment of goodwill is done by comparing the recoverable amount and carrying amount of the groups of cash‑generating units to which goodwill is allocated.
Impairment losses recognised in respect of cash‑generating units are first allocated to reduce the carrying amount of any goodwill. Any remaining amount is then allocated to reduce the carrying amounts of the other assets in the unit on a pro rata basis. Impairment losses are reversed for all property, plant & equipment and intangible assets if the loss no longer exists with the exception of goodwill where impairment losses are not reversed. The review for possible reversal of the impairment is performed at the end of each reporting period.
Estimation uncertainty
The valuation of intangible assets in connection with business combinations and the testing of intangible assets for impairment will to a large extent be based on estimated future cash flows.
Estimates related to future cash flows and the determination of discount rates to calculate present values are based on management’s expectations on market developments and conditions, the competitive environment, technological development, the ability to realise synergies, interest rate levels and other relevant factors.
The risk of changes in expected cash flows that affect the consolidated financial statements will naturally be higher in markets in an early phase than in established markets. Furthermore, the risk of changes is significantly higher in periods with an uncertain macroeconomic environment.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
Goodwill and trademarks with indefinite expected useful life specified on cash‑generating units

		Goodwill		Trademarks, indefinite
CGU	Operating segment	2022 (Unaudited)	2021	2022 (Unaudited)	2021
Online classifieds France	France	1,019	1,019	98	98
Online classified Spain	European Markets	493	493	53	19
Online classifieds Ireland	European Markets	37	37	16	16
Online classifieds Hungary	European Markets	10	30	2	2
Online classifieds Spain, Italy and Mexico	European Markets / International Markets	–	–	–	129
Online classifieds Mexico	International Markets	–	7	–	0
Online classifieds Italy	European Markets	96	96	–	–
Online classifieds Germany (Mobile.de)	Mobile.de	1,939	2,336	1,707	1,707
Online classifieds Germany (eBayK)	European Markets	3,152	3,641	–	–
Online classifieds Belgium	European Markets	49	49	58	58
Online classifieds Belarus	European Markets	–	1	–	–
Online classifieds Netherlands	European Markets	134	134	798	798
Online classifieds Canada	International Markets	–	576	400	630
Total (note 16)		6,930	8,420	3,132	3,457

Impairment testing and assessments
At year-end 2022, Adevinta has performed impairment testing of all cash generating units (CGUs) that include goodwill and intangible assets that have an indefinite useful life. The impairment test resulted in an impairment loss of €1,719 million in 2022 and is attributable to Canada (€802 million), eBay Kleinanzeigen (€489 million), Mobile.de (€411 million) and Hungary (€17 million). The impairment charge is presented within Impairment loss in the statement of profit or loss. The impairment test has not identified any impairment loss for any other CGUs as at 31 December 2022.
Adevinta acquired the businesses in Canada, eBay Kleinanzeigen and Mobile.de as part of the eCG acquisition in June 2021 where 80% of the purchase amount was paid in Adevinta shares with the share price increasing 48% from the signing to the closing date of the transaction (share price was NOK 170 at closing) which significantly increased the goodwill attributable to the businesses. The macroeconomic uncertainties and increasing inflation during 2022 have triggered a significant increase in market interest rates and equity risk premiums. This has significantly increased the weighted average cost of capital (WACC) that Adevinta uses for discounting cash flows when estimating the recoverable amounts of its CGUs, which has resulted in the impairment loss for Canada, eBay Kleinanzeigen, Mobile.de and Hungary. In eBay Kleinanzeigen and Mobile.de the impact of the increase in WACC was partly offset by expected better mid-longer term business performance whilst for Canada and Hungary there was a negative impact considering the revised growth trajectory of the businesses.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

The impairment loss for 2022 was recognised against goodwill (€1,492 million) and intangible assets with indefinite useful lives (€228 million). For the impaired CGUs, the impairment and the carrying value of goodwill and intangible assets that have an indefinite useful life were distributed across reportable segments and CGUs as follows:

€ million		Goodwill			Trademarks, indefinite
CGU	Reportable segment	Impairment 2022 (Unaudited)	Carrying amount 31 December 2022* (Unaudited)	Carrying amount 31 December 2021	Impairment 2022 (Unaudited)	Carrying amount 31 December 2022* (Unaudited)	Carrying amount 31 December 2021
Canada	International Markets	(574)	–	576	(228)	400	630
eBay Kleinanzeigen	European Markets	(489)	3,152	3,641	–	–	–
Mobile.de	Mobile.de	(411)	1,939	2,336	–	1,707	1,707
Hungary	European Markets	(17)	10	30	–	2	2
*: Apart from impairment losses the change in carrying amounts is impacted by acquisitions and foreign exchange rate adjustments.
The key assumptions used in impairment testing for the impaired CGUs are presented in the table below. For the CGUs that are not impaired, pre-tax discount rates are in the range between 12.1%-16.2% (2021: 8.0%-11.0%) and sustained growth rates are in the range between 2.1%-3.2% (2021: 1.2%-1.7%). Sustained growth rates in 2022 were affected by increasing prognosis for long term inflation.

	Pre-tax discount rate (Pre-tax WACC)		Post-tax discount rate (Post-tax WACC)		Sustained growth rate
	2022 (Unaudited)	2021	2022 (Unaudited)	2021	2022 (Unaudited)	2021
Hungary	16.3%	11.2%	15.2%	10.6%	4.7%	3.0%
Mobile.de	12.2%	7.6%	9.8%	6.2%	2.9%	2.1%
eBay Kleinanzeigen	12.0%	7.5%	9.8%	6.2%	2.9%	2.1%
Canada	12.9%	9.0%	9.8%	7.4%	1.8%	2.0%

For the CGUs that are not impaired, impairment can be triggered in case of material adverse changes in key assumptions, and Spain is the most sensitive CGU where, all else being equal, there will be an impairment in case of increase in the pre-tax discount rate above 1.5% points or decrease in the sustained growth rate higher than 3.0% points. Following the impairment loss recognised for Canada, eBay Kleinanzeigen, Mobile.de and Hungary, the recoverable amounts were equal to the carrying amounts and therefore any adverse changes in key assumptions may result in further impairment.
In 2021 Adevinta recognized impairment losses related to goodwill and trademarks with an indefinite useful life of €2 million and €18 million, respectively, both related to Shpock (Austria) (disposed of in 2021, see note 4).
The carrying amounts of goodwill and other intangible assets with indefinite useful lives are disclosed above. Recoverable amounts of cash‑generating units, except for Online Classified Mexico (disposed of in 2022), were estimated based on value in use. Discount rates applied take into consideration the risk‑free interest rate and risk premium for the relevant country as well as any business specific risks not reflected in estimated cash flows. Expected sustained growth reflects expected growth for the relevant market.
In estimating cash flows used in calculating value in use, consideration is given to the competitive situation, current developments in revenues and margins, trends and macroeconomic expectations for the relevant operations or markets.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
The impact of the Russian government invasion of Ukraine, alongside the imposition of international sanctions, is uncertain. The Group monitors the development and will adjust the key assumptions used in value in use calculations and sensitivity to changes in assumptions should a change be required.
The Group constantly monitors the latest government legislation in relation to climate‑related matters. At the current time, no legislation has been passed that will impact the Group. The Group will adjust the key assumptions used in value in use calculations and sensitivity to changes in assumptions should a change be required.
The recoverable amount of Online Classified Mexico was determined in 2021 based on fair value less costs of disposal (FVLCD) using Revenue multiple approach. The valuation was considered to be level 3 in the fair value hierarchy due to unobservable inputs used in the valuation.
NOTE 16: INTANGIBLE ASSETS
Policy
Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill is not amortised but it is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired (note 15), and is carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.
Intangible assets are measured at cost less accumulated amortisation and accumulated impairment losses. Amortisation of intangible assets with a finite useful life is allocated on a systematic basis over their useful life. Intangible assets with an indefinite useful life are not amortised.
Costs of developing software and other intangible assets are expensed until all recognition criteria are met, including the following:
• it can be demonstrated that the asset will generate probable future economic benefits; and
• the cost of the asset can be measured reliably.
The cost of an internally generated intangible asset is the sum of expenditures incurred from the time all requirements for recognition as an asset are met and until the time the asset is capable of operating in the manner intended by management.
Development costs previously recognised as an expense are not recognised as an asset in a subsequent period.
Subsequent expenditures incurred in the operating stage to enhance an intangible asset are expensed as incurred unless the asset recognition criteria, including the ability to demonstrate increased probable economic benefits, are met. Assets maintenance costs are expensed as incurred.
Intangible assets with a finite expected useful life are amortised on a straight‑line basis from the point at which the asset is ready for use over the expected useful life. The amortisation period of software and licenses is normally 3 years, for trademarks 3 years, for customer relationships 9 to 11 years, and for other intangible assets it is between 1.5 and 10 years.
Estimation uncertainty
The amortisation method, expected useful lives and residual values used in the calculation of amortisation are based on estimates and are reassessed annually.
Adevinta has significant activities related to developing new technology to deliver digital classified and advertising products for our customers and users. Judgment is required to determine whether the asset recognition criteria are met.

Change in estimate
In relation to the Group’s portfolio review strategy, on 24 May 2022 Adevinta announced its decision to exit Mexico. In connection to this, management has reassessed the estimated useful lives of certain trademarks within the combined CGU of Mexico, Spain and Italy with effect from 1 June 2022. The effect of the changes in 2022 is an increase in amortisation expense of €35 million. Assuming the trademarks are held until the end of their estimated useful lives, amortisation in future years in relation to these assets will be increased by €25 million in 2023 and 2024 and €10 million in 2025.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

Development in net carrying amount in 2022 (Unaudited)	Goodwill	Trademarks, indefinite	Trademarks, definite	Software and licences	Customer relations	Total
As at 1 January	8,420	3,457	127	313	474	12,790
Additions	0	–	0	80	–	80
Acquired through business combinations	14	–	–	0	–	14
Disposals	(0)	(0)	(0)	(2)	–	(2)
Disposals through sales of businesses	(9)	(0)	(0)	(2)	–	(12)
Reclassifications	–	(95)	95	(0)	–	–
Amortisation	–	(0)	(88)	(124)	(53)	(265)
Impairment loss	(1,492) (1)	(228) (1)	–	(3)	–	(1,722)
Translation differences	(3)	(2)	0	1	0	(4)
As at 31 December	6,930	3,132	134	263	421	10,880
Of which accumulated cost	8,621	3,360	256	632	529	13,398
Of which accumulated amortisation and impairment loss	(1,692)	(228)	(122)	(368)	(108)	(2,518)

Development in net carrying amount in 2021	Goodwill	Trademarks, indefinite	Trademarks, definite	Software and licences	Customer relations	Total
As at 1 January	936	293	2	84	7	1,322
Additions	–	11	–	56	–	67
Acquired through business combinations	7,532	3,205	150	276	497	11,660
Disposals	–	–	(0)	(1)	–	(1)
Disposals through sales of businesses	(12)	(10)	(0)	(5)	–	(27)
Reclassification to assets held for sale	(35)	(31)	–	(18)	(7)	(90)
Amortisation	–	–	(25)	(76)	(25)	(126)
Impairment loss	(2) (1)	(19) (1)	–	(2)	–	(22)
Translation differences	0	8	0	1	1	9
As at 31 December	8,420	3,457	127	313	474	12,790
Of which accumulated cost	8,620	3,457	161	555	529	13,321
Of which accumulated amortisation and impairment loss	(200)	–	(34)	(242)	(55)	(531)
(1) See note 15.

Additions in software and licenses mainly consist of internally developed intangible assets.

NOTE 17: PROPERTY, PLANT AND EQUIPMENT
Policy
Property, plant & equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
The depreciable amount (cost less residual value) of property, plant & equipment is allocated on a systematic basis over its useful life.
Costs of repairs and maintenance are expensed as incurred. Costs of replacements and improvements are recognised as assets if they meet the recognition criteria.
The carrying amount of an item of property, plant & equipment is derecognised on disposal or when no economic benefits are expected from its use or sale. Gain or loss arising from derecognition is included in profit or loss when the item is derecognised.
Property, plant & equipment are depreciated on a straight‑line basis over their estimated useful life. Depreciation schedules reflect the assets’ residual value. Buildings (25‑50 years), Plant and machinery (5‑20 years), Equipment, furniture and similar assets (3‑10 years).
Estimation uncertainty
The depreciation method, expected useful life and residual values included in the calculation of depreciation are based on estimates and are reassessed annually.

Development in net carrying amount in 2022 (Unaudited)	Equipment, furniture and similar assets	Total
As at 1 January	35	35
Additions	9	9
Reclassifications	1	1
Depreciation	(16)	(16)
As at 31 December	28	28
Of which accumulated cost	169	169
Of which accumulated depreciation and impairment loss	(141)	(141)

Development in net carrying amount in 2021	Equipment, furniture and similar assets	Total
As at 1 January	20	20
Additions	10	10
Disposals	(0)	(0)
Reclassification to assets held for sale	(1)	(1)
Depreciation	(13)	(13)
Translation differences	(0)	(0)
Acquisitions through business combinations	19	19
Disposals through sales of businesses	(0)	(0)
As at 31 December	35	35
Of which accumulated cost	176	176
Of which accumulated depreciation and impairment loss	(141)	(141)

Additions of €9 million in 2022 and €10 million in 2021 mainly comprise improvements and new equipment for the offices in France, Spain, Netherlands, and Germany.

NOTE 18: OTHER NON-CURRENT AND CURRENT ASSETS

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

	Non-Current		Current
	2022 (Unaudited)	2021	2022 (Unaudited)	2021
Investments in equity and debt instruments	33	31	–	–
Public duties receivable	–	–	11	17
Prepaid expenses and deposits given	15	6	25	22
Loans issued (note 18.1)	140	160	50	0
Derivative financial instruments (note 25)
used for hedging	66	17	–	1
held for trading at FVTPL	–	–	0	–
Other receivables	0	8	20	8
Total	254	223	107	48

Details of the Group’s exposure to risks arising from current and non-current financial assets are set out in note 22.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

18.1 Interest-bearing loans issued

	Carrying amount		Fair value
	2022 (Unaudited)	2021	2022 (Unaudited)	2021
Loans issued to joint ventures and associates (note 29)	122	160	120	177
Vendor loan notes	18	–	17	–
Total non-current interest-bearing loans	140	160	137	177
Vendor loan notes	42	0	42	0
Total current interest-bearing loans	42	0	42	0
Total	182	160	179	179

Loans issued at 31 December 2022 are denominated in BRL, € and USD (31 December 2021: in BRL).
In October 2020 Adevinta Finance AS issued a loan of BRL 949 million to OLX Brazil joint venture and the loan bears an interest of SELIC + 2% subject to 18 months grace period and has a tenor of 15 years (note 29). On 23 December 2022 Adevinta converted part of the loan into the equity instruments of OLX Brazil. The portion of the loan converted into equity corresponds to BRL 380 million (€76 million) of the principal amount leaving a remaining principal amount of BRL 569 million. After the partial conversion, the terms of the loan and the interest of the Group in the joint venture remained unchanged.
As consideration for the disposal of InfoBras in March 2022 (note 4), Adevinta issued a vendor loan note of € 17 million bearing an interest of 3.5% and maturing in 2029 with partial repayments starting from 2025.
Part of consideration for the disposal of the business in Australia in August 2022 (note 4) is a vendor loan note of €42 million (USD 44 million) bearing an interest of 3.5% and maturing in May 2023.
The fair values of non-current loans are based on discounted cash flows using a current borrowing rate. They are classified as level 3 fair values in the fair value hierarchy (see note 24) due to the use of unobservable inputs, including own credit risk. For the short-term loans, the fair values are not materially different from their carrying amounts.

NOTE 19: TRADE RECEIVABLES

	2022 (Unaudited)	2021
Trade receivables	178	170
Less provision for impairment of trade receivables	(21)	(26)
Trade receivables, net	157	143

The breakdown of trade receivables by due date is as follows:

	2022 (Unaudited)	2021
Not due	123	116
Past due 0-45 days	24	26
Past due 46-90 days	4	6
Past due over 90 days	29	21
Total	178	170

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

NOTE 20: FINANCIAL LIABILITIES RELATED TO BUSINESS COMBINATIONS AND INCREASES IN OWNERSHIP INTERESTS
Policy
Contingent consideration classified as financial liability is measured at fair value, incorporating the probability of the contingency occurring. Deferred considerations in business combinations and put options related to non‑controlling interests over shares in subsidiaries are measured at the present value of future consideration to be paid. If the agreement with non‑controlling interests implies that Adevinta may be required to acquire the shares and settle the liability within a period of twelve months from the reporting date, the liability is classified as current. Other liabilities related to put options are classified as non‑current. The requirement to settle the liability is contingent on the non‑controlling interests actually exercising their put options. For agreements where the option can be exercised over a defined period, the actual settlement may therefore occur in later periods than presented in the maturity profile below. See note 24 for policies related to financial instruments.
Estimation uncertainty
The liabilities are measured at fair value based on the best estimate of future considerations. The estimates take into account the principles for determination of the consideration in the existing agreements. Further the estimates take into account, when relevant, management’s expectations regarding future economic development similar to that used in determining recoverable amount in impairment tests.

	Non-controlling interests’ put options		Contingent consideration
	2022 (Unaudited)	2021	2022 (Unaudited)	2021
Development in net carrying amount
As at 1 January	2	2	3	2
Additions	–	–	3	3
Settlement (note 4)	(2)	(1)	–	(2)
As at 31 December	–	2	6	3
Of which non-current (note 21)	–	2	4	3
Of which current (note 21)	–	–	2	–

Maturity profile of the financial liabilities
Maturity within 1 year	–	–	2	–
Maturity between 1 and 2 years	–	2	4	3

The contingent considerations recognised as at 31 December 2022 amounting to €6 million are related to the acquisition of Null leasing by €3 million on 18 March 2022 and €3 million Pixie Pixel, S.L. in 2021 (note 4).
As at 31 December 2022, the non‑controlling interest’s put options has been derecognised due to the sale of all the shares held by Adevinta Netherlands NV in Infobras Spain, S.L. to Priverotin XXI, S.L.U. on 30 March 2022. As at 31 December 2021, the non‑controlling interest’s put options amounted to €2 million and were related to Infobras Spain S.L. In 2021, LBC France, SASU paid €1 million when the previous owners

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
of PayCar SAS exercised the option to sell their minority stake as agreed as part of the purchase agreement. The participation in PayCar SAS increased from 68.8% in 2020 to 100.0% in 2021 (note 4).

NOTE 21: OTHER NON‑CURRENT, CURRENT AND CONTINGENT LIABILITIES
Policy
Provisions are recognised when Adevinta has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognised for future operating losses. The provision is calculated based on the best estimate of future cash outflows. If the effect is material, future cash outflows will be discounted using a current pre‑tax interest rate that reflects the risks specific to the provision. The increase in the provision due to the passage of time is recognised as an interest expense.
A provision for restructuring costs is recognised when a constructive obligation arises. Such an obligation is assumed to have arisen when the restructuring plan is approved and the implementation of the plan has begun or its main features are announced to those affected by it.
Contingent liabilities are possible obligations arising from past events whose existence depends on the occurrence of uncertain future events or a present obligation arising from past events for which it is not probable that an economic outflow will be required to settle the obligation or where the amount of the obligation cannot be measured reliably. Adevinta classifies contingent liabilities as those events where it is less likely than not that an outflow of resources will be required from the Group. Contingent liabilities are not recognised in the consolidated financial statements, except for those arising from business combinations. Contingent liabilities are disclosed, unless the probability that an economic outflow will be required to settle the obligation is remote.
Contingent assets are possible assets that arise from past events and whose existence will be confirmed only by the occurrence of uncertain future events. Contingent assets are not recognised in the consolidated financial statements. They are disclosed only where an inflow of economic benefits is probable.
A dividend does not become a liability until it has been approved by the General Meeting.
Liabilities due to be settled within twelve months after the reporting period are classified as current liabilities. Other liabilities are classified as non‑current.
Estimation uncertainty
The nature of a provision leads to some degree of uncertainty. A provision is made and calculated based on assumptions at the time the provision is made and will be routinely updated when new information is available. Provisions are constantly monitored and adjusted to reflect the current best estimate.
Defined benefit plans obligations are calculated based on a set of selected financial and actuarial assumptions. Changes in parameters such as discount rates, mortality rates, future salary adjustments, etc. could have substantial impacts on the estimated pension liability.

Significant judgment
Management applies judgment when assessing contingent liabilities, by considering the likelihood of occurrence of future events that are uncertain, and the valuation of any potential future obligation derived from them. Contingent liabilities require a continued assessment to determine whether circumstances have changed, especially whether an outflow of resources has become probable.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
The table below shows other non‑current and current liabilities as of year‑end:

	Non-Current		Current
	2022 (Unaudited)	2021	2022 (Unaudited)	2021
Financial liabilities related to non‑controlling interests’ put options (note 20)	–	2	–	–
Contingent considerations related to business combinations (note 20)	4	3	2	–
Trade payables	–	–	43	55
Public duties payable	–	–	59	54
Accrued salaries and other employment benefits	1	1	74	56
Accrued expenses	–	–	110	81
Provision for restructuring costs (note 21.1)	11	–	4	1
Pension liabilities (note 21.2.2)	10	9	–	–
Digital service tax (note 21.3)	–	–	8	–
Financial derivatives (note 25)	–	–	0	–
Other liabilities	3	3	12	27
Total	29	18	312	275

21.1 Restructuring
The provision relates mainly to the reorganisation in France and predominantly includes termination benefits. Adevinta announced its ‘Growing at Scale’ strategy in November 2021. As part of this strategy Adevinta started a transformation process resulting in the loss of a number of jobs in Europe, mostly in France. In relation to this a restructuring plan for France was drawn up and announced to the local union representatives in 2022 and the restructuring is expected to be completed by 2025.
21.2 Pension plans
Adevinta has both defined contribution plans and defined benefit plans.
21.2.1 Defined contribution pension plans
In the defined contribution plans, the company pays an agreed annual contribution to the employee’s pension plan, but any risk related to the future pension is borne by the employee. For these plans, the pension cost will be equal to the contribution paid to the employees’ pension plan. Once the contributions have been paid, there are no further payment obligations attached to the defined contribution pension, hence no liability is recognised in the Consolidated statement of financial position.
Line item “Personnel expenses” in the Consolidated income statement includes an expense of €5 million in 2022 (€2 million in 2021) related to defined contribution pension plans or multi‑employer pension plans accounted for as defined contribution plans.
21.2.2 Defined benefit pension plans and other defined obligations
In a defined benefit plan the company is responsible for paying an agreed pension to the employee, and the risk related to the future pension is hence borne by Adevinta.
In a defined benefit plan, the net liability recognised is the present value of the benefit obligation at the reporting date, less fair value of plan assets. The present value of defined benefit obligations, current service cost and past service cost is determined using the projected unit credit method and actuarial assumptions regarding demographic variables and financial variables. Net pension expense includes service

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
cost and net interest on the net defined benefit liability recognised in profit or loss and remeasurements of the net defined benefit liability recognised in other comprehensive income.
Past service cost is the change in the present value of the defined benefit obligation resulting from a plan amendment or curtailment. Past service cost is recognised at the earlier date of when the plan amendment or curtailment occurs and when related restructuring costs or termination benefits are recognised.
The defined benefit pension obligations relate to companies in France and Norway. In addition, there are other defined benefit obligations from companies in Italy. The net pension expense related to defined benefit pension plans and other defined benefit obligations is as follows:

	2022 (Unaudited)	2021
Net expense defined benefit obligation	2	2
Of which recognised in Profit or loss – Personnel expenses	3	2
Of which recognised in Profit or loss – Financial expenses	(0)	0
Of which recognised in Other Comprehensive Income – remeasurements of defined benefit pension liabilities	(1)	(0)

Changes in defined benefit obligations:

	2022 (Unaudited)	2021
Liability as of 1 January:	9	7
Disposals through sales of businesses	–	(0)
Current and past service cost	3	2
Settlements	(1)	(0)
Interest expense	0	0
Remeasurements	(1)	(0)
Liability as of 31 December:	10	9

21.3 Digital services tax:
21.3.1 Current liabilities related to digital services tax in France
The French digital services tax legislation (DST) was enacted in July 2019 and applicable retrospectively from 1 January 2019.
The main features of the DST bill are a single rate of 3% to be levied on gross revenue derived from two types of activities if deemed to be made or supplied in France:
• The supply, by electronic means, of a digital interface that allows users to contact and interact with other users, in particular in view of delivering goods or services directly between those users.
• Services provided to advertisers or their agents enabling them to purchase advertising space located on a digital interface accessible by electronic means in order to display targeted advertisements to users located in France, based on data provided by such users.
Taxpayers of DST are defined as companies (wherever their location) for which the annual revenue received in consideration for taxable services cumulatively exceeds both of the following thresholds in the previous tax year:
• €750 million of worldwide revenue; and,
• €25 million of revenue generated in France.
The DST applies to digital services revenue for 2019, 2020, 2021 and 2022. DST expenses negatively impact Adevinta Group’s EBITDA and are deductible for corporate income tax purposes.
Due to the complexity of the law the assessment of whether DST is applicable to Adevinta Group is surrounded by uncertainty. The main uncertainties relate to whether the services which Schibsted Group (for 2018 and 2019) and Adevinta Group (for 2020 and 2021) provided to its users in France and other

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
countries are to be considered within the scope of DST. The non‑inclusion of some of the said services could mean the applicable worldwide revenues within the scope of DST should be below €750 million.

In Q3 2022 Adevinta received a ruling reply from the French tax authorities. Based on this ruling most of Adevinta’s revenues in France would be subject to French DST. Adevinta, supported by external legal counsel opinion, disagrees with the ruling and has therefore appealed it. Despite disagreeing with this ruling, in October 2022 and in December 2022 Adevinta paid on account €11 million related to DST for 2022 and € 22 million related to FY 2019-2021. Adevinta made these payments to act in good faith and maintain its good standing status with the French tax authorities and to also prevent penalties and interest that may become due in the ensuing period should the options Adevinta is pursuing to refute the ruling not materialise. An outstanding amount of €6 million related to LBC France FY 2019-2020 period is expected to be paid in Q1 2023. The final outcome of the appeal and other actions is uncertain, but due to the existing ruling management has at 31 December 2022 decided to recognise the payments made and a provision for the outstanding amounts in the income statement in accordance with the principles in the tax ruling which amounts to €40 million (€11 million related to FY2022 presented in “Other operating expenses” and €28 million related to FY2019-2021 presented in “Other expense” ).
21.3.2 Current and contingent liabilities related to digital services tax in Spain
The DST in Spain levies a 3% tax over certain digital services and is effective from January 2021 for groups with worldwide revenue above €750 million and Spanish revenues applicable to DST above €3 million, with the first payment made in 2021.
The assessment of the extent that Spanish DST is applicable to Adevinta Group is surrounded by a high degree of uncertainty. The main uncertainties relate to whether the services which Adevinta Group provided to its users in Spain are to be considered within the scope of DST. The current interpretation points to the non‑inclusion of some of the said services and hence the provision for DST in Spain recognized as at 31 December 2022 has been based on such interpretation. Should the interactions with the Spanish Tax Authorities and other actions conclude differently, the additional DST amounts applicable to Adevinta are not expected to exceed €12 million in total for 2022 and 2021.

NOTE 22: FINANCIAL RISK MANAGEMENT
Capital management and funding
Adevinta’s financial risk management is predominantly controlled by a central treasury department (Corporate Finance & Risk) under policies approved by the board of directors. Adevinta’s approach to risk management includes identifying, evaluating and managing risk in all activities using a top‑down approach.
Adevinta’s strategy and vision imply a high rate of change and development of Adevinta’s operations. Where all relevant criteria are met, hedge accounting is applied to remove the accounting mismatch between the hedging instrument and the hedged item. This will effectively result in recognising interest expense at a fixed interest rate for the hedged floating rate loans and at a fixed foreign currency rate for the hedged foreign currency loans, purchase consideration at the fixed foreign currency rate for the hedged forecasted business combinations (note 25) and highly probable purchase of services.
Adevinta’s capital structure must be sufficiently robust in order to maintain the desired investment level and to pursue growth opportunities based on strict capital allocation criteria. The financial policy in this respect shall be to keep a minimum amount of liquidity of 10% of LTM (last 12 months) revenues.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

	31 December 2022 (Unaudited)	31 December 2021
Non-current interest-bearing borrowings	2,183	2,312
Non-current lease liabilities	58	73
Current interest-bearing borrowings	9	152
Current lease liabilities	20	19
Cash and cash equivalents	(70)	(231)
Net interest-bearing debt	2,199	2,324
Equity	8,628	10,385
Net gearing (net interest‑bearing debt/equity)	0.3	0.2

Senior Secured Notes (the “notes”) amounting to €1,060 million consist of two tranches: €660 million aggregate principal amount of notes due in 2025, bearing interest at a rate of 2.625% per annum and €400 million aggregate principal amount of notes due in 2027, bearing interest at a rate of 3.000% per annum. The notes were issued pursuant to an indenture between, among others, Adevinta and Citibank N.A., London Branch, as trustee and security agent.
Concurrently with the consummation of the offering of the notes, Adevinta entered into a new senior secured Term Loan B facility consists of a €900 million EUR‑denominated tranche (the “EUR TLB”) and a USD506 million US‑dollar‑denominated tranche (the “USD TLB” and, together with the EUR TLB, the “Term Loan B”). The EUR TLB bears interest at a rate per annum equal to EURIBOR (subject to a floor of zero) plus 3.250%, subject to a leveraged based margin ratchet. The USD TLB bears interest at a rate per annum equal to LIBOR (subject to a 0.75% floor) plus 3.000%, subject to a leveraged based margin ratchet. Adevinta entered into a deal-contingent forward starting 3 year cross‑currency interest rate swap, effectively converting the USD506 million USD TLB into €427 million with an all‑in fixed rate of 3.169%.
In June 2021 the Term Loan B of USD506 million (€422 million) and €900 million was funded and Adevinta accessed into the new €450 multicurrency revolving facility that was drawn by €150 million. The new financing was registered net of their origination fees, which amounted to €106 million. The proceeds from the Term Loan B, the multicurrency credit facility and the Notes were used to, among other things, fund a portion of the cash consideration for the acquisition of eBay Classifieds Group and repay existing debt, mainly settling the existing term loan of NOK 2,150 million (€210 million) and the existing revolving credit facility (€290 million) with Nordic and international banks.
The Term Loan B and the Senior Secured Notes are guaranteed by certain subsidiaries of Adevinta and eBay Classifieds Group and secured by shares of the guarantors as well as certain material bank accounts and the intercompany receivables of Adevinta.
In 2022 the new €450 million multicurrency revolving facility was repaid in full (€150 million).
Adevinta’s new financing contains certain financial covenants. The new €450 million multicurrency revolving facility requires a maintenance covenant to be tested if the Group uses at least 40% of the revolving credit facility commitment, ensuring the Senior Secured Net Leverage Ratio does not exceed 7.12:1. The Senior Secured Net Leverage Ratio is calculated as the sum of the Senior Secured Debt minus Cash and Cash equivalents divided by consolidated gross operating profit (EBITDA) on a pro forma basis. Consolidated EBITDA considers the last 12 months’ consolidated EBITDA on a pro forma basis, adjusted by synergies, IFRS 2 changes and other adjustments.
Additionally, new financing include incurrence covenants that need to be tested in particular scenarios, such as incurring new debt, selling assets or restricted payments among others scenarios. In order to incur in new debt the Group must have a Fixed Charge Coverage Ratio of at least 2:1 and Consolidated Senior Secured Net Leverage Ratio no greater than 4.25:1 on a pro forma basis, including the effect of the new debt incurrence. Notwithstanding, the Senior Facility Agreement carves out credit baskets that could mean the incurrence of debt capped at different limits depending on the credit product.
The Senior Facility Agreement allows unlimited distributions if the Consolidated Leverage Ratio is below 4.25:1 calculated on a pro forma basis. If this ratio is not met, the agreement contemplates different limits per type of restricted payment. If the available capacity under the specific restricted payment is completed, then the Group can use the general basket limit set at the greater of €300 million and 50% of consolidated

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
EBITDA. Examples of restricted payments under the facilities include annual dividends, share repurchase programs and general investments.
Additionally, there are some limitations regarding sales of assets with purchase price above the greater of €150 million and 20% of consolidated EBITDA, except in the case of a permitted asset swap. The agreement requires that at least 75% of the transferred consideration should be in cash, cash equivalents, the assumption by the purchaser of the Group’s debt, replacement assets, any designated non‑cash consideration provided that the aggregate fair market value of such does not exceed the greater of €175 million and 25% of consolidated EBITDA or a combination of the above.
There have been no breaches of the financial covenants of any interest-bearing loans and borrowings in the current period.
Financial risks
Adevinta is exposed to financial risks, such as currency risk, interest‑rate risk, credit risk and liquidity risk. Adevinta’s exposure to financial risks is managed in accordance with the financial policy.
Currency risk
Adevinta has € as its presentation currency, but through its operations in other currencies is also exposed to fluctuations in exchange rates. Adevinta has currency risks linked to both balance sheet monetary items and net investments in foreign operations. The biggest exposures for Adevinta are fluctuations in US dollar (USD) and Brazilian real (BRL).
The main exposures from financial instruments at 31 December, expressed in € million were as follows:

	2022 (Unaudited)			2021
	BRL	CAD	USD	BRL	USD
Term loan (USD)	–	–	(467)	–	(445)
Loan issued (BRL) (note 18 and 29)	101	–	–	150	–
Vendor loan note issued (USD) (note 18)	–	–	42	–	–
Cross‑currency swap EUR/USD (cash flow derivative)	–	–	467	–	445
Foreign currency forwards in relation to VLN (cash flow hedge)	–	–	(42)	–	–
Foreign currency forwards in relation to highly probable purchase of services and royalty receipt (cash flow hedges)	–	(36)	–	–	13
Foreign currency forwards in relation to highly probable purchase of services (hedge accounting not applied)	–	–	28	–	–

In 2022, the aggregate net foreign exchange gain recognised in profit or loss amounted to €28 million (loss of €2 million in 2021).
Instruments used by the Group
Foreign exchange risk arises from future commercial transactions and recognised assets and liabilities denominated in a currency that is not the functional currency of the relevant Group entity. The risk is measured through a forecast of highly probable expenditures and receivables in US dollars, Brazilian real and canadian dollars. The risk is hedged with the objective of minimising the volatility of cost in € of highly probable forecasted expenditures and receivables.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
Effects of hedge accounting on the financial position and performance
The effects of the foreign currency‑related hedging instruments on the Group’s financial position and performance are as follows in 2022:

2022 (Unaudited)
Foreign currency forwards in relation to highly probable royalty receipt
Carrying amount (current asset) (€ million)	–
Notional amount (€ million)	35
Maturity date	2023
Hedge ratio *:	0.8:1
Weighted average hedged rate for outstanding hedging instruments	1.46 CAD: 1 EU
* The foreign currency forwards are denominated in the same currency as the highly probable income (CAD), therefore the hedge ratio is 0.8:1.

The effects of the foreign currency‑related hedging instruments on the Group’s financial position and performance were as follows in 2021:

2021
Foreign currency forwards in relation to highly probable purchase of services
Carrying amount (current asset) (€ million)	1
Notional amount (€ million)	13
Maturity date	2022
Hedge ratio *:	1:1
Change in discounted spot value of outstanding hedging instruments since inception of the hedge	1
Change in value of hedged item used to determine hedge ineffectiveness	1
Weighted average hedged rate for outstanding hedging instruments	1.19 USD: 1 EUR
* The foreign currency forwards are denominated in the same currency as the highly probable expenditures (USD), therefore the hedge ratio is 1:1.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
Sensitivity
As shown in the table above, the group is primarily exposed to changes in USD/EUR, BRL/EUR and CAD/EUR exchange rates. The table below illustrates the sensitivity of profit or loss to changes in the exchange rates:

	Impact on post‑tax profit		Impact on other components of equity
	2022 (Unaudited) € million	2021 € million	2022 (Unaudited) € million	2021 € million
USD/EUR exchange rate – increase 10%	(1)	1	–	–
USD/EUR exchange rate – decrease 10%	1	(1)	–	–
BRL/EUR exchange rate – increase 10%	10	15	–	–
BRL/EUR exchange rate – decrease 10%	(10)	(15)	–	–
CAD/EUR exchange rate – increase 10%	(4)	–	–	–
CAD/EUR exchange rate – decrease 10%	4	–	–	–

The sensitivity of profit or loss to changes in the exchange rates arises mainly from the Brazilian real denominated financial instruments. The Group’s exposure to other foreign exchange movements is not material due to hedging.
Interest rate risk
Adevinta’s main interest rate risk arises from long‑term interest‑bearing liabilities and assets with variable rates, which expose the Group to cash flow interest rate risk. Generally, the Group enters into long‑term borrowings at floating rates and swaps them into fixed rates that are lower than those available if the Group borrowed at fixed rates directly. During 2022 and 2021, the Group’s borrowings at variable rates were mainly denominated in euros and US Dollar.
The Group’s borrowings and receivables are carried at amortised cost.
The exposure of the Group’s borrowings to interest rate changes of the borrowings at the end of each reporting period previous to hedging are as follows:

	2022 (Unaudited)	2021
Variable rate borrowings	1,156	1,424
Total borrowings	2,216	2,464
Variable borrowings as % of total borrowings	52%	58%

An analysis by maturities is provided further in this note. The percentage of total loans shows the proportion of loans that are currently at variable interest rates in relation to the total amount of borrowings.
To manage the interest rate exposure arising from the US dollar tranche of Term Loan B, Adevinta entered into a deal‑contingent cross‑currency and interest swap. Hedge accounting was not applied to this swap until the facility was drawn down in June 2021.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

During 2022 and 2021, the Group’s loan issued at variable rates were denominated in BRL. The exposure of the Group’s assets to interest rate changes of the loans issued at the end of each reporting period are as follows:

	2022 (Unaudited)	2021
Loan issued at variable rates (note 29)	122	160
Total loans issued	122	161
Loan issued at variable rates as % of total loans issued	100%	100%

Instruments used by the Group
Interest rate swaps currently in place in 2022 cover approximately 36% (29% in 2021) of the variable interest loan principal outstanding. The fixed interest rates of the swap is 3.169% (30/360) and the variable rates of the loans are USD libor floored at 75 bps plus a margin subject to a leverage ratchet in the range between 2.75% and 3% (2.75% and 3% in 2021).
The interest swap contracts require settlement of net interest receivable or payable every 90 days plus the 0.25% quarterly notional amortisation. The settlement dates coincide with the dates on which interest and notional amortisation are payable on the underlying debt.
Effects of hedge accounting on the financial position and performance
The effects of the cross‑currency interest rate swaps on the Group’s financial position and performance are as follows:

	2022 (Unaudited)	2021
Cross-currency interest rate swaps:
Carrying amount (non-current asset) (€ million)	66	17
Nominal amount (€ million)	467	445
Maturity date	2024	2024
Hedge ratio	1.09:1	1.09:1
Change in fair value of outstanding hedging instruments since 1 January	49	20
Weighted average hedged interest rate for the year	3.2%	3.2%

Sensitivity
Profit or loss is sensitive to higher/lower interest expense as a result of changes in interest rates for interest-bearing borrowings with floating interest rates where cash flows are not hedged. As per the table below an increase of 1 percentage point in the floating interest rate on borrowings would mean a change in Adevinta’s interest expenses of approximately €7 million for 2022 (€4 million for 2021), remaining unchanged the principal amount of loans with floating rates.

	Impact on post‑tax profit
	2022 (Unaudited) € million	2021 € million
Interest rate – increase by 100 basis points	(7)	(4)
Interest rate – decrease by 100 basis points (*)	7	–

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
* Floor at 0% Euribor facilities.

Profit or loss is sensitive to higher/lower interest income as a result of changes in interest rates for loans issued with floating rates where cash flows are not hedged. As per the table below an increase of 1 percentage point in the floating interest rate on loans issued would mean a change in Adevinta’s interest income of approximately €1 million for 2022 (€2 million for 2021), remaining unchanged the principal amount of loans with floating rates.

	Impact on post‑tax profit
	2022 (Unaudited) € million	2021 € million
Interest rate – increase by 100 basis points	1	2)
Interest rate – decrease by 100 basis points	(1)	(2)

Credit risk
Credit risk arises from cash and cash equivalents, contractual cash flows of debt investments carried at amortised cost, at fair value through other comprehensive income (“FVOCI”) and at fair value through profit or loss (“FVPL”), favourable derivative financial instruments and deposits with banks and financial institutions, as well as credit exposures to wholesale and retail customers, including outstanding receivables.
Trade receivables are distributed over new and regular customers. Trade receivables consist of receivables from advertisements and other sales. Credit risk will vary among countries in which Adevinta operates. In total the credit risk is considered as low. Net carrying amount of Adevinta’s financial assets, except for equity instruments, represents maximum credit exposure. The exposure as at 31 December 2022 and 2021 is disclosed in note 24. Exposure related to Adevinta’s trade receivables is disclosed in note 19.
Liquidity risk
Liquidity risk is the risk that Adevinta is not able to meet its payment obligations. Adevinta has strong cash flow from operating activities and the liquidity risk is considered limited as liquidity is kept well above 10% of LTM (last 12 months) revenues. As of 31 December 2022, Adevinta had a liquidity reserve of €520 million, corresponding to 32% of revenues, and net interest‑bearing debt was €2,199 million. As of 31 December 2021, Adevinta had a liquidity reserve of €531 million, corresponding to 47% of revenues, and net interest‑bearing debt was €2,324 million.
Prudent liquidity risk management implies maintaining sufficient cash and marketable securities and the availability of funding through an adequate amount of committed credit facilities to meet obligations when due and to close out market positions. Due to the dynamic nature of the underlying businesses, Group treasury maintains flexibility in funding by maintaining availability under committed credit lines.
Management monitors rolling forecasts of the Group’s liquidity reserve (comprising the undrawn borrowing facilities) and cash and cash equivalents on the basis of expected cash flows. This is generally carried out at local level in the operating companies of the Group, in accordance with practice and limits set by the Group. These limits vary by location to take into account the liquidity of the market in which the entity operates. In addition, the Group’s liquidity management policy involves projecting cash flows in major currencies and considering the level of liquid assets necessary to meet these, monitoring liquidity ratios against internal and external regulatory requirements and maintaining debt financing plans.
Financing arrangements
At 31 December 2022, Adevinta had €450 million undrawn of the floating rate revolving credit facility (€300 million at 31 December 2021). Subject to the continuance of financial conditions, this facility may be drawn at any time in multiple currencies and has a remaining maturity of 3.5 years.
Maturities of financial liabilities

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
The tables below analyses the Group’s financial liabilities into relevant maturity groupings based on their contractual maturities for all non‑derivative financial liabilities and net and gross settled derivative financial instruments for which the contractual maturities are essential for an understanding of the timing of the cash flows.

The amounts disclosed in the tables are the contractual undiscounted cash flows. For interest rate swaps, the cash flows have been estimated using the last interest rate applicable at the end of the reporting period.

Contractual maturities of financial liabilities At 31 December 2022 (Unaudited)	Less than 3 months	3-12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total contractual cash flows	Carrying amount (assets) / liabilities
Non-derivatives
Trade payables	43	–	–	–	–	–	43
Borrowings	19	89	88	1,347	1,234	2,777	2,193
Lease liabilities	5	15	18	35	9	82	78

Derivatives
Gross settled (foreign currency forwards and interest rate swaps – cash flow hedge)	(6)	(18)	(57)	–	–	(81)	(67)
(inflow)	(65)	(80)	(480)	–	–	(626)	67
Outflow	59	63	423	–	–	545	–

Contractual maturities of financial liabilities At 31 December 2021	Less than 3 months	3-12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total contractual cash flows	Carrying amount (assets) / liabilities
Non-derivatives
Trade payables	55	–	–	–	–	–	55
Borrowings	162	65	77	860	2,092	3,106	2,464
Lease liabilities	6	15	19	44	18	102	922
Derivatives
Gross settled (foreign currency forwards and interest rate swaps – cash flow hedge)	(1)	(3)	(4)	(21)	–	(29)	(17)
(inflow)	(11)	(24)	(21)	(444)	–	(500)	(17)
Outflow	99	20	18	423	–	560	–

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

NOTE 23: INTEREST-BEARING BORROWINGS

	Carrying amount		Fair value
	2022 (Unaudited)	2021	2022 (Unaudited)	2021
Non-current interest-bearing borrowings
Bank loans	1,144	1,279	1,130	1,350
Senior Secured Notes	1,039	1,032	985	1,063
Total non-current interest-bearing borrowings	2,183	2,312	2,115	2,413
Current interest-bearing borrowings
Bank loans and other credit facilities	5	148	5	148
Interest accrued on Senior Secured Notes	4	4	4	4
Total current interest-bearing borrowings	9	152	9	152

Total interest-bearing borrowings	2,192	2,464	2,124	2,565

The Bank Loans as at 31 December 2022 and 2021 are denominated in € and USD currency.
The Term Loan B and the Senior Secured Notes at 31 December 2022 and 2021 are guaranteed by certain subsidiaries of Adevinta and eBay Classifieds Group and secured by shares of certain of the guarantors as well as certain material bank accounts and the intercompany receivables of Adevinta.
The fair values of non-current borrowings are based on discounted cash flows using a current borrowing rate. They are classified as level 3 fair values in the fair value hierarchy (note 24) due to the use of unobservable inputs, including own credit risk. For the short-term borrowings, the fair values are not materially different from their carrying amounts.
Adevinta has complied with the financial covenants of its borrowing facilities during the 2022 and 2021 reporting periods, see note 22 for details.
Details of the Group’s exposure to risks arising from current and non‑current borrowings are set out in note 22.

NOTE 24: FINANCIAL INSTRUMENTS BY CATEGORY
Policy
Adevinta initially recognises loans, receivables and deposits on the date that they originate. All other financial assets and financial liabilities (including financial assets designated at fair value through profit or loss or other comprehensive income) are recognised initially on the trade date at which Adevinta becomes a party to the contractual provisions of the instrument. All financial instruments are initially measured at fair value plus or minus transaction costs with the exception of financial assets or financial liabilities measured at fair value through profit or loss.
Adevinta on initial recognition classifies its financial instruments in one of the following categories:
• Financial assets or financial liabilities at fair value (either through Other Comprehensive Income (OCI) or through profit or loss)
• Financial assets at amortised cost
• Equity instruments designated at fair value through OCI

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
• Financial liabilities at amortised cost
The classification of financial assets depends on both the entity’s business model for managing the financial asset and the contractual cash flow characteristics of the financial asset.
Financial assets or financial liabilities measured at fair value through profit or loss include financial assets or liabilities held for trading and acquired or incurred primarily with a view of selling or repurchasing in the near term, and derivatives that are not held for trading but not designated for hedge accounting. These financial assets and liabilities are measured at fair value when recognised initially, and transaction costs are charged to expense as incurred. Subsequently, the instruments are measured at fair value, with changes in fair value, including interest income, recognised in profit or loss as financial income or financial expenses.
Financial assets measured at amortised cost are assets giving rise to cash flows that are solely payments of principal and interest on the principal amount outstanding. The category is included in the Consolidated statement of financial position items “Other non‑current assets”, “Trade receivables and other current assets” and “Cash and cash equivalents”. Financial assets measured at amortised cost are recognised initially at fair value plus directly attributable transaction costs. After initial measurement, these financial assets are measured at amortised cost using the effective interest method, reduced by any impairment loss. Effective interest related to financial assets measured at amortised cost is recognised in profit or loss as “Financial income”.
The carrying amounts of trade and other current payables are assumed to be the same as their fair values, due to their short‑term nature. Short‑term loans and receivables are, for practical reasons, measured at nominal values.
Adevinta classifies its investments in equity instruments as Financial assets at fair value through profit or loss unless an irrevocable election is made at initial recognition to classify the investments as equity instruments designated at fair value through OCI (FVOCI). Currently all equity instruments are classified as FVOCI. When designated at FVOCI, gains and losses are never recycled through profit or loss. Dividends are recognised as financial income in the Consolidated income statement. The carrying amount of investments in equity instruments is included in the Consolidated statement of financial position item “Other non‑current assets”. Equity instruments designated at fair value through OCI are not subject to impairment assessment.
Financial liabilities not included in any of the above categories are classified as financial liabilities measured at amortised cost. Financial liabilities measured at amortised cost are included in the Consolidated statement of financial position items “Non‑current interest‑bearing borrowings”, “Lease liabilities, non‑current “, “Other non‑current liabilities”, “Current interest‑bearing borrowings”, “Lease liabilities, current” and “Other current liabilities”. After initial measurement, these liabilities are measured at amortised cost using the effective interest method. Effective interest is recognised in profit or loss as financial expenses. Short‑term financial liabilities are, for practical reasons, measured at nominal values.
Adevinta had written put options over the equity of its subsidiary Infobras Spain, S.L. until the business was sold. Changes in the put option liability’s carrying amount were recognised through OCI because they related to changes in the parent’s ownership interest that did not result in the parent losing control over a subsidiary.
Financial assets are derecognised when the contractual rights to the cash flows from the financial asset expire and Adevinta has transferred substantially all the risks and rewards of ownership. Financial liabilities are derecognised when the obligation is discharged, cancelled or it expires. Any rights and obligations created or retained in such a transfer are recognised separately as assets or liabilities.
Financial assets and liabilities are offset, and the net amount presented in the Consolidated statement of financial position, when Adevinta has a legal right to offset the amounts and intends to settle on a net basis or to realise the asset and settle the liability simultaneously.
Adevinta assesses, at each reporting date, the general pattern of deterioration or improvement in the credit quality of debt instruments carried at amortised costs or FVOCI. The amount of Expected Credit Loss (ECL) recognised as a loss allowance or provision depends on whether there has been a significant increase in credit risk.
For trade receivables, Adevinta applies the practical expedient to the carrying amount through the use of an allowance account reflecting the lifetime expected credit losses. The loss is recognised as other operating expenses in the Consolidated income statement. Impairment of all other financial assets is recognised as financial expenses.
Fair value of financial instruments is based on quoted prices at the reporting date in an active market if such markets exist. If an active market does not exist, fair value is established by using valuation techniques that are expected to provide a reliable estimate of the fair value. The fair value of listed securities is based on current bid prices. The fair value of unlisted securities is based on cash flows discounted using an applicable risk‑free market interest rate and a risk premium specific to the unlisted securities. Fair value of

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
forward contracts is estimated based on the difference between the spot forward price of the contracts and the closing rate at the reporting date. The forward rate addition and deduction is recognised as interest income or interest expense. Fair value of interest and currency swaps is estimated based on discounted cash flows, where future interest rates are derived from market‑based future rates.
Financial assets and liabilities measured at fair value are classified according to the reliability of the inputs used in determining fair value:
Level 1: Valuation based on quoted market prices (unadjusted) in active markets for identical assets or liabilities.
Level 2: Valuation based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).
Level 3: If one or more of the significant inputs are not based on observable market data, the instrument is included in level 3.
Changes in fair value recognised in other comprehensive income are presented in “Changes in fair value of financial instruments” or in “Net gain/(loss) on cash flow hedges” (note 25) line items. Changes in fair value recognised in profit or loss are presented in “Financial income”, “Financial expenses” and “Other income and expenses” line items.
Estimation uncertainty
Certain financial instruments are measured at fair value. When no quoted market price is available, fair value is estimated using different valuation techniques.

Carrying amount of assets and liabilities divided into categories:

31 December 2022 (Unaudited)	Note	Financial assets at amortised cost	Equity instruments at fair value through OCI	Financial assets at fair value through OCI	Financial liabilities at amortised cost	Financial liabilities at fair value through profit or loss	Total
Other non-current assets	18, 25	140	33	66	–	–	239
Trade receivables	19	157	–	–	–	–	157
Other receivables	18	88	–	–	–	–	88
Cash and cash equivalents		70	–	–	–	–	70
Total assets		448	33	66	–	–	547
Non‑current interest‑bearing borrowings	23	–	–	–	2,183	–	2,183
Other non-current liabilities	21, 31	–	–	–	58	4	62
Current interest‑bearing borrowings	23	–	–	–	9	–	9
Other current liabilities	21, 25, 31	–	–	–	175	2	177
Total liabilities		–	–	–	2,425	6	2,431

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

31 December 2021	Note	Financial assets at amortised cost	Equity instruments at fair value through OCI	Financial assets at fair value through OCI	Financial liabilities at amortised cost	Financial liabilities at fair value through profit or loss	Financial liabilities at fair value through OCI	Total
Other non-current assets	18, 25	169	31	17	–	–	–	217
Trade and other receivables		183	–	–	–	–	–	183
Other current financial assets	18	–	–	–	–	–	–	–
Cash and cash equivalents		231	–	–	–	–	–	231
Total assets		583	31	17	–	–	–	631
Non‑current interest‑bearing borrowings	23	–	–	–	2,312	–	–	2,312
Put options over non-controlling interests	20	–	–	–	–	–	2	2
Other non-current liabilities	21, 31	–	–	–	73	3		75
Current interest‑bearing borrowings	23	–	–	–	152	–	–	152
Other current liabilities	21, 25, 31	–	–	–	163	–	–	163
Total liabilities		–	–	–	2,699	3	2	2,704

Adevinta’s financial assets and liabilities measured at fair value, analysed by valuation method:

31 December 2022 (Unaudited)	Level 1	Level 2	Level 3	Total
Cross‑currency interest rate swap (note 25)	-	66	-	66
Equity instruments at fair value through OCI (note 18)	–	-	33	33
Contingent consideration related to business combinations and non-controlling interests’ put options (note 20)	–	-	(6)	(6)

31 December 2021	Level 1	Level 2	Level 3	Total
Cross‑currency interest rate swap (note 25)	–	17	–	17
Forwards related to the purchase of services (note 25)	–	1	–	1
Equity instruments at fair value through OCI (note 18)	–	–	31	31
Contingent consideration related to business combinations and non-controlling interests’ put options (note 20)	–	–	(5)	(5)

Specific valuation techniques used to value financial instruments include:
• for interest rate swaps – the present value of the estimated future cash flows based on observable yield curves
• for foreign currency forwards – the present value of future cash flows based on the forward exchange rates at the reporting date.
Changes in level 3 instruments:

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

	2022 (Unaudited)	2021
Net carrying amount 1 January	26	12
Additions	7	1
Disposals	(3)	(3)
Settlements	4	2
Changes in fair value recognised in other comprehensive income	(7)	15
Change in fair value recognised in profit or loss	–	0
Net carrying amount 31 December	27	26

Significant unobservable inputs used in level 3 fair value measurements for unlisted equity securities were based on the results of the new financing rounds offered to third parties.

NOTE 25: DERIVATIVES AND HEDGING ACTIVITIES
Policy
Derivatives are initially recognised at fair value on the date a derivative contract is entered into, and they are subsequently remeasured to their fair value at the end of each reporting period. The accounting for subsequent changes in fair value depends on whether the derivative is designated as a hedging instrument and, if so, the nature of the item being hedged. The Group designates certain derivatives as hedges of a particular risk associated with the cash flows of recognised assets and liabilities and highly probable forecast transactions (cash flow hedges).
At inception of the hedge relationship, and on an ongoing basis, the Group documents the economic relationship between hedging instruments and hedged items, including whether changes in the cash flows of the hedging instruments are expected to offset changes in the cash flows of hedged items. The Group documents its risk management objective and strategy for undertaking its hedge transactions.
The effective portion of changes in the fair value of derivatives designated as hedging instruments in cash flow hedges is recognised in other comprehensive income and is accumulated in the hedging reserve. The ineffective portion is recognised in profit or loss.

Amounts accumulated in equity are reclassified in the periods when the hedged item affects profit or loss, as follows:
• Where the hedged item subsequently results in the recognition of a non‑financial item (such as services), the deferred hedging gains and losses are included within the initial cost of this item. The deferred amounts are ultimately recognised in profit or loss as the hedged item affects profit or loss (e.g. through cost of services provided).
• The gain or loss relating to the effective portion of the interest rate swaps hedging variable rate borrowings is recognised in profit or loss within finance cost at the same time as the interest expense on the hedged borrowings.
• In other cash flow hedges the hedging reserve will be reclassified to profit or loss when the hedged expected future cash flows affect profit or loss.
When a hedging instrument expires, or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative deferred gain or loss and deferred costs of hedging in equity at that time remains in equity until the forecast transaction occurs, resulting in the recognition of a non‑financial item such as service. When the forecast transaction is no longer expected to occur, the cumulative gain or loss and deferred costs of hedging that were reported in equity are immediately reclassified to profit or loss.
Changes in the fair value of derivatives not designated as hedging instruments are recognised in financial income or expenses.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
The fair value of a hedging derivative is classified as a non‑current asset or liability when the remaining maturity of the hedged item is more than 12 months; it is classified as a current asset or liability when the remaining maturity of the hedged item is less than 12 months.
Derivatives not designated as hedging instruments are classified as current or non‑current assets or liabilities depending on their remaining maturity.
Hedge effectiveness
Hedge effectiveness is determined at the inception of the hedge relationship, and through periodic prospective effectiveness assessments, to ensure that an economic relationship exists between the hedged item and hedging instrument.
For hedges of foreign currency purchases, the group enters into hedge relationships where the critical terms of the hedging instrument match exactly with the terms of the hedged item. The group therefore performs a qualitative assessment of effectiveness. In hedges of foreign currency purchases, ineffectiveness may arise if the timing of the forecast transaction changes from what was originally estimated, or if there are changes in the credit risk of Adevinta or the derivative counterparty.
The Group enters into cross-currency interest rate swap that has similar critical terms as the hedged item, such as reference rate, payment dates and notional amount. As all critical terms matched during the year, there is an economic relationship.
Hedge ineffectiveness for interest rate swaps is assessed using the same principles as for hedges of foreign currency purchases. It may occur due to:
• differences in the timing of cash flows of the hedged items and the hedging instruments;
• changes to the forecasted amount of cash flows of hedged items and hedging instruments;
• different indexes (and accordingly different curves) linked to the hedged risk of the hedged items and hedging instruments
• the counterparties’ credit risk differently impacting the fair value movements of the hedging instruments and hedged items.
Hedge ineffectiveness in relation to the interest rate swaps was negligible for 2022 and 2021.

Derivatives not designated as hedging instruments
The Group used foreign currency‑denominated borrowings and foreign exchange forward contracts to manage some of its transaction exposures in 2022 and 2021.
The deal‑contingent cross‑currency swap USD/EUR linked to the USD TLB in dollars was designated under hedge accounting when the USD TLB was drawn in June 2021 (note 22). Changes in fair value of this swap were recognised in profit or loss until hedge accounting was designated. Changes in fair value of the deal‑contingent forward in respect of the cash consideration for the forecasted acquisition of eBay Classifieds Group were recognised in profit or loss until this instrument was designated for hedge accounting.
Derivatives not designated as hedging instruments in the Consolidated statement of financial position are as follows:

	31 December 2022 (Unaudited) € million	31 December 2021 € million
Current liabilities
Foreign currency forwards not designated as hedging instruments	(0)	–

The effect of the derivatives not designated as hedging instruments in the Consolidated income statement is as follows:

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

	2022 (Unaudited) € million	2021 € million
Net (loss) on foreign currency forwards not designated as hedging instruments included in financial (expenses)	0	–
Net (loss) on cross‑currency interest rate swaps not designated as hedging instruments included in financial (expenses)	–	(3)

Derivatives designated as hedging instruments
Cash flow hedges
The Group is holding the following derivative instruments which have been designated as hedging instruments to hedge future exposures in currency and interest rate risks related to forecasted cash flows:

	Maturity
	Less than 1 months	1 to 3 months	3 to 6 months	6 to 9 months	9 to 12 months	>1 year	Total
As at 31 December 2022 (Unaudited)
Foreign exchange forward contracts (highly probable forecasted flows)
Notional amount (in EUR)	–	41	–	–	–	–	41
Average forward rate (USD/EUR)	–	1.0598	–	–	–	–	-
Notional amount (in EUR)	3	5	9	10	9	-	36
Average forward rate (CAD/EUR)	1.4483	1.4516	1.4574	1.4633	1.4673	–	-
Cross‑currency swap contracts (borrowings)
Notional amount (in EUR)	–	–	–	–	–	467	467
Average forward rate (USD/EUR)	–	–	–	–	–	1.18510	1.18510

	Maturity
	Less than 1 months	1 to 3 months	3 to 6 months	6 to 9 months	9 to 12 months	>1 year	Total
As at 31 December 2021
Foreign exchange forward contracts (highly probable forecasted flows)
Notional amount (in EUR)	2	3	5	3	–	–	13
Average forward rate (USD/EUR)	1.19078	1.19180	1.19390	1.19572	–	–	–
Cross‑currency swap contracts (borrowings)
Notional amount (in EUR)	–	–	–	–	–	445	445
Average forward rate (USD/EUR)	–	–	–	–	–	1.18510	1.18510

Hedging instruments recognised in the Consolidated statement of financial position are as follows:

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

	Notional amount € million	Carrying amount € million	Line item in the Consolidated statement of financial position
As at 31 December 2022 (Unaudited)
Foreign currency forward contracts in relation to USD vendor loan note	41	0	Trade receivables and other current assets
Cross‑currency swap contracts	467	66	Other non-current assets

As at 31 December 2021
Foreign currency forward contracts in relation to the purchase of services	13	1	Trade receivables and other current assets
Cross‑currency swap contracts	445	17	Other non-current assets

The changes of hedged items presented in the Hedging reserve in consolidated statement of financial position are as follows:

Hedging reserve, € million	2022 (Unaudited)	2021

Foreign currency forward contracts in relation to USD vendor loan note	(2)	–
Foreign currency forward contracts in relation to highly probable purchase of services	–	1
Cross‑currency swap contracts (€/USD)	(27)	2
Cross‑currency swap contracts (€/NOK)	–	4
Highly probable forecasted business combination	–	56
Total	(29)	63

The changes of the cash flow hedges (net effect of hedging instruments and hedged items) presented in the Consolidated statement of other comprehensive income are as follows:

Total hedging gain / (loss) recognised in OCI (Hedging reserve), € million	2022 (Unaudited)	2021

Borrowings	22	7
Loans issued	(2)	–
Foreign currency forward contracts in relation to the purchases of services	(1)	1
Highly probable forecasted business combination	–	56
Total	19	65

NOTE 26: EQUITY
Principle

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
Own equity instruments which are acquired (treasury shares) are deducted from equity. No gain or loss is recognised in profit or loss on the purchase, sale, issue or cancellation of treasury shares. Consideration paid or received is recognised directly in equity.
The transaction costs of issuing or acquiring own equity instruments are accounted for as a deduction from equity, net of any related income tax benefit. The transaction costs incurred across reporting periods (that is, transactions costs incurred in the current reporting period but the equity instruments are not yet issued and will be issued in the future) are deferred until the issued equity instrument is recognised.

The development in share capital and other paid‑in equity is set out in the Consolidated statement of changes in equity.

	Total number of shares
	Shares outstanding		Treasury shares		Issued
	Class A	Class B	Class A	Class B	Class A	Class B
As at 31 December 2020	684,896,275	–	52,227	–	684,948,502	–
Capital increase	342,474,251	197,520,228	–	–	342,474,251	197,520,228
Increase in treasury shares	(1,700,000)	–	1,700,000	–	–	–
Decrease in treasury shares	431,173	–	(431,173)	–	–	–
Conversion of class B shares into class A shares	138,264,160	(138,264,160)	–	–	138,264,160	(138,264,160)
As at 31 December 2021	1,164,365,859	59,256,068	1,321,054	–	1,165,686,913	59,256,068
Increase in treasury shares	(10,000,000)	–	10,000,000	–	–	–
Decrease in treasury shares	2,673,052	–	(2,673,052)	–	–	–
As at 31 December 2022 (Unaudited)	1,157,038,911	59,256,068	8,648,002	–	1,165,686,913	59,256,068

The total share capital of the Company is NOK 244,988,596.20 divided into 1,165,686,913 class A shares (ordinary shares) and 59,256,068 class B shares (non‑voting shares), in total 1,224,942,981 shares, each with a nominal value of NOK 0.20. The class A shares represent NOK 233,137,382.60 and the class B shares represent NOK 11,851,213.60 of the total share capital.
The class B shares are not listed on the Oslo Stock Exchange, but are exchangeable into class A shares on a one‑for‑one basis on the terms and conditions set out in the Company’s amended Articles of Association.
Shares outstanding
The share capital of Adevinta ASA as at 31 December 2020 was NOK 136,989,700.40 divided into 684,948,502 ordinary shares, each with a nominal value of NOK0.20.
In relation to the completion of Adevinta ASA’s acquisition of eBay Classifieds Group, on 24 June 2021, as part of the consideration for the acquisition of eCG, eBay International Management B.V. subscribed for 137,737,961 ordinary shares (“class A shares”) in Adevinta ASA. Further, eBay International Holding GmbH subscribed for 204,736,290 class A shares and 197,520,228 shares of a new class of non‑voting shares (“class B shares”) in Adevinta ASA.
As a result, eBay, through its indirect ownership in eBay International Management B.V. and eBay International Holding GmbH, indirectly owned as of 24 June 2021 342,474,251 class A shares representing approximately 33.3% of the class A shares and associated voting rights in the Company, and 197,520,228 class B shares, which together with the class A shares issued to eBay amounted to approximately 44% of the Company’s outstanding share capital. On 25 June 2021 the share capital increase was registered in the Norwegian Register of Business Enterprises.
On 14 July 2021 an agreement between eBay Inc. and Permira was signed, which committed eBay to sell approximately 125 million class A shares in Adevinta (10.2% stake in Adevinta) to funds advised by Permira. eBay additionally granted Permira a 30‑day option to purchase an additional 10 million class A shares at the same price. On 29 July 2021, Permira exercised the 30‑day option granted by eBay to purchase an additional 10 million class A shares at the same price. The transaction between eBay Inc. and Permira was completed on 18 November 2021, and eBay sold 134,743,728 class A shares in Adevinta, representing an 11% stake in Adevinta, to Permira.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
Following completion of the transaction between eBay Inc. and Permira, eBay International Management B.V. held 2,994,233 class A shares in the Company and eBay International Holding GmbH, which is 100% owned by eBay, converted 138,264,160 class B shares into class A shares, which resulted in eBay International Holding GmbH holding 343,000,450 class A shares and 59,256,068 class B shares.
As a result of the foregoing, eBay, through its ownership in eBay International Management B.V. and eBay International Holding GmbH, indirectly owned 345,994,683 class A shares, representing approximately 29.7% of the class A shares and associated voting rights in the Company, and 59,256,068 class B shares, which together with the class A shares issued to eBay, amounted to approximately 33.1% of the Company’s outstanding share capital.
On November 28, 2022, eBay Inc., through its subsidiary eBay International Holding GmbH, has sold 1,019,568 class A shares in Adevinta ASA, to comply with the regulatory requirements set by the Austrian competition authorities for the acquisition of eBay Classifieds Group by Adevinta. As a result of the foregoing, eBay, through its ownership of eBay International Management B.V. and eBay International Holding GmbH, indirectly owned in total 344,975,115 Class A Shares, representing approximately 29.6% of the Class A Shares and associated voting rights in the Company, and 59,256,068 Class B Shares. In total, eBay indirectly owns 404,231,183 shares in the Company representing approximately 32.999% of the Company's outstanding share capital.
The Annual General Meeting of Adevinta ASA on 29 June 2021 granted authorisation to the Board, due to the closing of the acquisition of the eBay Classified Group, to increase the company’s share capital on one or more occasions by up to NOK 24,498,859 by the issue of shares in any or all share classes as may be issued at the time of the use of the authorisation, to raise new convertible loans on one or several occasions up to a total amount of NOK 7,500,000,000 and to acquire and dispose of own shares in any or all share classes as may be issued at the time of the use of the authorisation in Adevinta ASA with the total nominal value of the shares acquired by the Company not exceeding NOK 24,498,859 and the minimum amount which can be paid for the shares is NOK 20 and the maximum amount is NOK 750. The Board of Directors is free to decide on the acquisition method and possible subsequent sale of the shares. Shares acquired may be used in relation to incentive schemes for employees of the Adevinta group, as consideration in connection with acquisition of businesses and/or to improve the Company’s capital structure. The authority shall remain in force until the Annual General Meeting in 2022, but in no event later than 30 June 2022.
There have been no developments in shares outstanding during 2022.
The Annual General Meeting of Adevinta ASA held 29 June 2022, authorised the Board to buy-back own shares up to a nominal value of NOK 24,498,859 with a minimum amount of NOK 20 and a maximum amount of NOK 750 paid per share. The Board is free to decide on the acquisition method and possible subsequent sale of the shares. The shares may serve as settlement in the company’s share-based incentive schemes, as well as employee share saving plans, and may be used as settlement in acquisitions, and to improve the company’s capital structure. This authorisation is valid until the next Annual General Meeting of the Company in 2023, but in no event later than 30 June 2023.
At the Annual General Meeting of 29 June 2022 it was also resolved to authorise the Board to increase the share capital of Adevinta ASA, cf. the Public Limited Liability Companies Act Section 10‑14 (1). The Board’s authorisation may be carried out on multiple occasions, but should not exceed an aggregate of NOK 24,498,859. The Board was further authorised to issue convertible loans to a total amount of NOK 7,500,000,000 (or equivalent in other currencies) whereby the share capital may be increased by a total of NOK 24,498,859 as a result of such conversions taking place. Both the Board’s authorisation to increase the share capital and the issuance of convertible loans is restricted so that they cannot be utilised to issue shares and convertible loans that in the aggregate would result in a share capital increase in excess of the Maximum Amount upon full conversion of any convertible loans. The authorisation will lapse at the time of the next Annual General Meeting in the company, but no later than 30 June 2023.
As at 31 December 2022, voting rights held by Schibsted, eBay and Permira were 30%, 30% and 12%, respectively (rounded).

Treasury shares
Adevinta ASA held 52,227 treasury shares as of 31 December 2020.
On 3 March 2021 a buy‑back programme to settle the 2021 long term incentive obligation was announced. Adevinta ASA acquired 1,700,000 treasury shares in March 2021 at the Oslo Stock Exchange amounting to €22 million. In 2021, a total of 431,173 treasury shares were transferred to employees in connection with the settlement of share-based incentives schemes and sold through brokers to cover the participant’s tax liabilities in relation to the shares transferred. Further information with respect to these programmes is published on our website.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
On 24 February 2022, Adevinta ASA announced the decision to initiate a buy-back of up to 10 million of its own shares. The share buy-back programme is structured into two tranches. The first tranche was completed on 22 March 2022 and comprised a buy-back of 4 million shares amounting to €37 million. The second tranche was completed on 18 October 2022 and comprised a buy-back of 6 million shares amounting to €42 million. The purpose of the buy-back was to acquire shares to be used as settlement in the Company’s share-based incentive plans over the next 3 years. In 2022, a total of 2,673,052 treasury shares were transferred to employees in connection with the settlement of share-based incentives schemes and sold through brokers to cover the participant’s tax liabilities in relation to the shares transferred. Further information with respect to these programmes is published on our website.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
NOTE 27: NON-CONTROLLING INTEREST

		2022 (Unaudited)					2021
	Location	Non-controlling interest (%)	Profit (loss) attributable to NCI	Dividends paid to NCI	Other	Accumulated NCI	Non-controlling interest (%)	Profit (loss) attributable to NCI	Dividends paid to NCI	Other	Accumulated NCI
Distilled SCH group	Dublin, Ireland	50.00%	7	(10)	(0)	14	50.00%	6	(8)	–	18
Infojobs Brasil Atividades de Internet Ltda	São Paulo, Brazil	23.77%	1	–	(1)	0	23.77%	(0)	–	0	(0)
Other			0	–	(0)	0		(0)	–	(0)	(0)
Total			8	(10)	(1)	14		6	(8)	(0)	18

“Other” movements mainly correspond to currency translation adjustments.
When put options are granted to holders of non‑controlling interests, the related accumulated non‑controlling interest is derecognised.
There are no material subsidiaries with non‑controlling interest and hence no financial information is disclosed.

NOTE 28: SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED STATEMENT OF CASH FLOWS
Principle
Cash and cash equivalents consist of bank deposits and other monetary instruments with a maturity of three months or less.

The following amounts of interest paid, and interest and dividends received, are classified as cash flows from operating activities:

	2022 (Unaudited)	2021
Interest paid	(74)	(58)
Interest received	5	0

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
Aggregate cash flows arising from obtaining control of subsidiaries and businesses:

	2022 (Unaudited)	2021
Cash in acquired companies (note 4)	(0)	(66)
Acquisition cost other current assets	(0)	(448)
Acquisition cost non‑current assets	(13)	(2,819)
Aggregate acquisition cost assets	(14)	(3,334)
Liabilities assumed (note 4)	–	1,087
Contingent consideration (note 4)	3	3
Acquisition of subsidiaries, gross of cash acquired	(10)	(2,243)
Cash in acquired companies (note 4)	0	66
Settlement of contingent consideration - Null Leasing	(1)	–
Settlement of contingent consideration originated in prior periods – Locasun SARL and Pilgo SAS (note 20)	–	(2)
Settlement of other consideration – payment of SAS SNEEP and options related to PayCar SAS (note 4 and note 20)	–	(2)
Acquisition of subsidiaries, net of cash acquired	(11)	(2,181)

In the year-ended 31 December 2021, in addition to cash consideration, Adevinta issued 539,994,479 shares (€9,023 million) as a consideration for the acquisition of eBay Classifieds Group (notes 4 and 26).

Changes in liabilities arising from financing activities:

	Interest-bearing borrowings	Put obligations	Lease liabilities
Debt as at 1 January 2022	2,464	2	92
Cash flows from financing activities	–	–	–
Repayment of interest-bearing loans and borrowings (note 22)	(321)	–	–
Payment of lease liabilities (note 31)	–	–	(19)
Interest expense (note 20 and note 31)	80	–	–
Interest payment	(74)	–	–
Payment of commitment fees	(4)	–	–
Disposed through sales of businesses (note 31)	(2)	(2)	(1)
Additions (note 23 and note 31)	–	–	6
Foreign exchange adjustments (note 22 and note 31)	28	–	-
Transaction costs charged to expense related to new financing (note 12)	16	–	–
Loan origination fees reclassified to prepayments	3	–	–
Reclassification of interest expense from non-current interest payable	2	–	–
Debt at 31 December 2022 (Unaudited)	2,193	–	78

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

	Interest-bearing borrowings	Put obligations	Lease liabilities
Debt as at 1 January 2021	1,561	2	100
Cash flows from financing activities
New interest-bearing loans and borrowings (note 22)	1,380	–	–
Borrowings released from escrow account	1,060	–	–
Repayment of interest-bearing loans and borrowings (note 22)	(493)	–	–
Payment of lease liabilities (note 31)	–	–	(20)
Interest expense (note 20 and note 31)	–	0	–
Change in fair value recognised in profit or loss (note 20)	–	(0)	–
Closing of the escrow account	(1,060)	–	–
Acquired through business combinations (related to operations in Australia and South Africa) (note 31)	–	–	15
Disposed through sales of businesses (note 31)	–	–	(1)
Reclassification to assets held for sale (operations in Australia and South Africa) (note 31)	–	–	(3)
Additions (note 23 and note 31)	–	–	3
Partial or full termination (note 31)	–	–	(1)
Settlement (note 20)	–	(1)	–
Foreign exchange adjustments (note 22 and note 31)	23	–	0
Transaction costs charged to expense related to new financing (note 12)	12	–	–
Transactions costs paid in advance in 2020 and reclassified to borrowing in 2021	(11)	–	–
Cash flows from financing activities related with derivatives (loan in NOK)	(9)	–	–
Debt at 31 December 2021	2,464	2	92

The gross proceeds from the issuance in November of 2020 of Senior Secured Notes (€1,060 million) were placed as at 31 December 2020 into a segregated escrow account pledged in favour of the holders of the notes. In June 2021, immediately prior to completion of the acquisition of eBay Classifieds Group, the gross proceeds of the Notes were released from escrow (note 22).

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
Proceeds from sale of subsidiaries, net of cash sold:

	2022 (Unaudited)	2021
Proceeds from sale of subsidiaries	22	316
Cash sold	(10)	(41)
Proceeds from sale of subsidiaries, net of cash sold	12	274

Change in ownership interests in subsidiaries consists of:

	2022 (Unaudited)	2021
Increase in ownership interest – from settlement of put options related to PayCar SAS (note 4 and note 20)	–	1
Change in ownership interests in subsidiaries	–	1

NOTE 29: TRANSACTIONS WITH RELATED PARTIES
Principles
The largest shareholders of Adevinta ASA are Schibsted ASA, eBay Inc. and Permira, having significant influence over Adevinta ASA by holding voting rights of 30%, 30% and 12%, respectively. Related parties relationships are defined to be the entities having significant influence over Adevinta (Schibsted ASA, eBay Inc. and Permira), entities outside the Adevinta Group that are under control (either directly or indirectly), joint control or significant influence by Schibsted ASA, eBay Inc. or Permira, Adevinta’s ownership interests in joint ventures and associates or members of the key management personnel of Adevinta ASA.
Related parties are in a position to enter into transactions with the company that would potentially not be undertaken between unrelated parties.
All transactions by Adevinta with related parties have been conducted in accordance with current internal pricing agreements within the Schibsted Group, eBay Group and Adevinta Group.
Adevinta has ownership interests in joint ventures and associates. Adevinta Finance AS issued a loan, in October 2020, to OLX Brazil joint venture amounting to BRL949 million to finance the acquisition of Grupo Zap (note 18). The loan bears an interest of SELIC + 2% subject to 18 months grace period and has a tenor of 15 years. In 2022 the portion of the loan corresponding with BRL 380 million (€76 million) of the principal amount was converted into equity instruments of OLX Brazil (note 18). In 2022, €24 million (€9 million in 2021) interest income has been recognised in relation to this loan (note 12).
In connection with the acquisition of the eBay Classifieds Group, Adevinta entered in June 2021 into a transaction services agreement for a limited time period with eBay Group covering mainly access to third‑party systems, eBay tools and infrastructure, and the delivery of finance shared service accounting processes, HR processes, IT network support, and some limited legal services.
In June 2021, immediately after the acquisition of the eBay Classifieds Group, Adevinta sold its subsidiary eBay Denmark to a subsidiary of Schibsted for a consideration of €295 million, corresponding to the carrying amount of the net assets sold and hence no gain or loss or income tax were recognized related to the sale. Adevinta entered into related cost‑sharing arrangements with eBay Denmark.
Other transactions with related parties by Adevinta are largely related to support services from the Schibsted Group entities such as IT, external staff costs and professional services.
For remuneration to management, see note 9 and the Adevinta 2022 Remuneration Report.
For information on dividend payments and contributions to and from related parties see Consolidated statement of changes in equity
Transactions with related parties affect the consolidated financial statements as summarised below.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
Summary of transactions and balances with other related parties:

€million	2022 (Unaudited)	2021
Consolidated income statement
Revenues	4	3
Other operating expenses	(18)	(14)
Gross operating profit (loss)	(14)	(10)
Other income and expenses	0	0
Operating profit (loss)	(14)	(10)
Profit (loss) before taxes	(14)	(10)

Consolidated statement of financial position
Trade receivables and other current assets	3	2
Current assets	3	2
Other current liabilities	1	1
Current liabilities	1	1

Summary of transactions and balances with Bom Negócio Atividades de Internet Ltda (joint venture):

€million	2022 (Unaudited)	2021
Consolidated income statement
Financial income	24	9
Profit (loss) before taxes	24	9

Consolidated statement of financial position
Other non-current assets	122	160
Non-current assets	122	160
Other current assets	7	–
Current assets	7	–

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

NOTE 30: AUDITORS’ REMUNERATION
Details on the fees to the Group’s auditors for the fiscal year 2022 (Unaudited):

€million	Audit services	Other attestation services	Tax advisory services	Other non-audit services	Total
Adevinta Group
EY	2	0	0	0	2
Other auditors	1	0	0	0	1
Total	3	0	0	0	3
Adevinta ASA
EY	0	0	0	0	0

Details on the fees to the Group’s auditors for the fiscal year 2021:

€million	Audit services	Other attestation services	Tax advisory services	Other non-audit services	Total
Adevinta Group
EY	2	0	0	0	2
Other auditors	0	0	0	0	0
Total	2	0	0	0	2
Adevinta ASA
EY	0	0	0	0	0

NOTE 31: LEASE AGREEMENTS
Policy
Adevinta assesses at contract inception whether a contract is, or contains, a lease. For short‑term leases and leases of low‑value assets, lease payments are recognised on a straight‑line basis or other systematic basis over the lease term. All other leases are accounted for under a single on‑balance sheet model implying recognition of lease liabilities and right‑of‑use assets as further described below. The Group separates non‑lease components from lease components and accounts for each component separately.
At the commencement date of a lease, a lease liability is recognised for the net present value of remaining lease payments to be made over the lease term. The present value is calculated using the incremental borrowing rate if the interest rate implicit in the lease is not readily determinable. The lease term is the non‑cancellable period of a lease together with both periods covered by an option to extend the lease if the Group is reasonably certain to exercise that option and periods covered by an option to terminate the lease if the Group is reasonably certain not to exercise that option. Lease payments include penalties for terminating leases if the lease term reflects the exercise of such an option.
At the commencement date of a lease, a right‑of‑use asset, representing the right to use the underlying asset during the lease term, is recognised at cost. The cost of the right‑of‑use asset includes the amount of the lease liability recognised, any initial direct costs incurred, and lease payments made on or before the commencement date less any lease incentives received.
In relation to leases acquired in a business combination, Adevinta measures the acquired lease liabilities using the present value of the remaining lease payments at the date of acquisition. The right‑of‑use assets are measured at an amount equal to the lease liabilities, adjusted to reflect favourable or unfavorable terms of the lease when compared with market terms.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
Lease liabilities are subsequently increased by interest expenses, reduced by lease payments made and remeasured to reflect any reassessment or lease modification or to reflect revised in‑substance fixed lease payments. A lease modification is a change in the lease term, a change in the assessment of an option to purchase the underlying asset in the context of a purchase option or a change in the future lease payments.
Right‑of‑use assets are subsequently measured at cost less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liabilities.
Right‑of‑use assets are depreciated on a straight‑line basis over the shorter of the lease term and the estimated useful life of the underlying asset.
Adevinta mainly has lease contracts for office buildings and vehicles used in its operations. For most leases of office equipment, such as personal computers, photocopiers and coffee machines, Adevinta has applied the recognition exemption for leases of low‑value assets (below €5,000).
Leases of office buildings generally have lease terms between three and 15 years, while motor vehicles generally have lease terms between one and three years.
Estimation uncertainty
The Group has several lease contracts that include extension and termination options. These options are negotiated by management to provide flexibility in managing the leased‑asset portfolio and align with the Group’s business needs. Management exercises significant judgement in determining whether these extension and termination options are reasonably certain to be exercised.
Adevinta cannot readily determine the interest rate implicit in the lease, therefore it uses its incremental borrowing rate (IBR) to measure lease liabilities. IBR is estimated using observable inputs, such as market interest rates, when available. It is required to make certain entity‑specific estimates such as the subsidiary’s stand‑alone credit rating.
Effects of leases on the consolidated financial statements
The Group’s leases are primarily related to office buildings. Leases of cars are also recognised, while leases of office equipment, such as personal computers, photocopiers and coffee machines, to a large degree are considered of low value and not included. There are no significant variable lease payments.
The most significant leases are:

User of the office building	Address	End of lease term
Adevinta Spain and HQ Functions	Cuidad de Granada 150, Barcelona	2028
Adevinta France	85 Rue de Faubourg Saint Martín, Paris	2026
Adevinta France	UFO – 26 Rue des Jeuneurs, Paris	2029
Subito Italy	Via Benigno Crespi, Milano	2025
Distilled Ireland	Latin Hall 8, Dublin	2025
Markplaats BV	Wibaustraat 224, Renault BLDG, Amsterdam	2025
Mobile.de GmbH and eBay Kleinanzeigen	J9, Albert Einstein Ring 26, Kleinmachnow	2025

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

Consolidated income statement

	2022 (Unaudited)	2021
Expense related to short-term leases and low value assets	(4)	(2)
Gross operating profit (loss)	(4)	(2)
Depreciation of right-of-use asset	(19)	(18)
Share of profit (loss) of joint ventures and associates	(1)	(1)
Operating profit (loss)	(24)	(22)
Sublease financial income	0	0
Interest expense on lease liabilities (note 12)	(2)	(2)
Currency translation differences	(0)	(0)
Profit (loss) before taxes	(26)	(24)

Consolidated statement of financial position

Carrying amount of right‑of‑use asset recognised and the movements during the period	Buildings and land	Equipment, furniture and similar assets	Total
As at 1 January 2022	82	1	82
Additions	4	2	6
Disposed through sales of businesses	(1)	–	(1)
Partial or full termination	(0)	–	(0)
Depreciation – profit (loss) from continuing operations	(18)	(1)	(19)
Depreciation – profit (loss) from discontinued operations	–	–	-
Currency translation differences	(0)	(0)	(0)
As at 31 December 2022 (Unaudited)	67	2	69

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

Carrying amount of right‑of‑use asset recognised and the movements during the period	Buildings and land	Equipment, furniture and similar assets	Total
As at 1 January 2021	88	1	89
Additions	2	1	2
Acquired through business combination	15	0	15
Disposed through sales of businesses	(1)	–	(1)
Reclassification to assets held for sale (operations in Australia and South Africa)	(3)	–	(3)
Partial or full termination	(1)	(0)	(1)
Depreciation – profit (loss) from continuing operations	(17)	(1)	(18)
Depreciation – profit (loss) from discontinued operations	(1)	–	(1)
Currency translation differences	(0)	0	0
As at 31 December 2021	82	1	82

Carrying amount of lease liabilities recognised and the movements during the period
As at 1 January 2022	92
Additions	6
Disposed through sales of businesses	(1)
Lease payments (including €2 million of interest)	(21)
Accretion of interest	2
Translation differences	0
As at 31 December 2022 (Unaudited)	78
Of which current	20
Of which non-current	58

Carrying amount of lease liabilities recognised and the movements during the period
As at 1 January 2021	100
Additions	3
Acquired through business combination	15
Disposed through sales of businesses	(1)
Reclassification to assets held for sale (operations in Australia and South Africa)	(3)
Partial or full termination	(1)
Lease payments (including €2 million of interest)	(24)
Accretion of interest	2
Translation differences	0
As at 31 December 2021	92
Of which current	19
Of which non-current	73
Lease liabilities acquired through business combinations in 2021 are mainly related to the office leases of Marktplaats BV in the Netherlands and Mobile.de GmbH in Germany.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

Maturity analysis of lease liability as at 31 December	2022 (Unaudited)	2021
<3 months	5	6
3 months to 1 year	15	15
1 to 2 years	18	19
2 to 5 years	35	44
>5 years	9	18
Total	82	102
This table presents undiscounted amounts.

Consolidated statement of cash flows
The following amounts related to leases and net investment in sublease are recognised in the Consolidated statement of cash flows:

	2022 (Unaudited)	2021
Net cash flow from operating activities	(6)	(4)
Net cash flow from financing activities (note 28)	(19)	(20)
Total	(25)	(24)
The principal portion of lease payments are classified as cash flow from financing activities together with the net investment in sublease payments received. The interest portion of lease payments are classified as cash flow from operating activities together with lease payments related to short‑term and low‑value leases.

Future cash flows to which Adevinta is potentially exposed that are not reflected in the lease liability
The Group has no significant leases that have not yet commenced as at 31 December 2022.
Set out below are the potential future lease payments relating to periods following the exercise date of extension and termination options that are not included in the lease term:

	Between 1 and 5 years	More than 5 years	Total
Extension options expected not to be exercised	8	59	67
Termination options expected not to be exercised	11	0	11
Total	19	59	78

Expenses related to short‑term leases are expected to remain insignificant in 2023.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022
Net investment in sublease
The net investment in sublease relates to part of the London office. This lease has been terminated during 2022.

Net investment in sublease	2022 (Unaudited)	2021
As at 1 January	1	2
Lease payments received	(1)	(2)
Accretion of interest	0	0
Translation differences	0	0
As at 31 December	–	1
Of which current	–	1
Of which non-current	–	–

NOTE 32: EVENTS AFTER THE BALANCE SHEETS DATE AND OTHER INFORMATION
The Russian government invasion of Ukraine
The Russian government invasion of Ukraine, alongside the imposition of international sanctions, has a pervasive economic impact. Adevinta is monitoring the development, including updating risk assessment and measures.

Sales process for the business in Hungary
When we announced our new strategic plan in November 2021, we identified Hungary as one of our operations to be placed under strategic review. On 23 February 2023, we announced the launch of the sale process for Hungary, which was the last remaining business under strategic review. A sale of Hungary is not expected to have a material impact on the financial statements of the Group.

CFO transition
In Q1 2023 Uvashni Raman, Adevinta’s CFO since April 2019, has decided to step down in autumn 2023 and a global search for a replacement has been initiated. Uvashni Raman has played a key role in creating Adevinta as an independent organisation, implementing our IPO in 2019 and in the acquisition and integration of eCG. We thank Uvashni for her dedication to Adevinta and wish her the best for future endeavors.

Other than the matters described above, no further matters have arisen since 31 December 2022 which have significantly affected or may significantly affect the operations of the Group, the results of those operations or the state of affairs of the Group in future financial periods.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

NOTE 33: CHANGES FROM INTERIM FINANCIAL REPORT Q4 2022 TO ANNUAL REPORT 2022
After publishing the Q4 2022 interim report, Adevinta has made some changes to the YTD December 2022 figures initially reported in the Q4 2022 interim report. The adjustments relate to impairment of the investment in the joint venture for Brazil.
Adevinta obtained updated information about the financial prognosis for the joint venture after publishing its Q4 2022 interim report. This has resulted in an €80 million impairment loss being reported in the 2022 annual financial statements compared to what was reported in the Q4 2022 interim report, resulting in an increase in the Share of losses of joint ventures and associates and an increase in Loss for the year attributable to the owners of the parent of €80 million in the consolidated income statement, with a corresponding decrease in Comprehensive income in the consolidated statement of comprehensive income. Basic earnings per share decreased from (1.43) to (1.50), diluted earnings per share decreased from (1.43) to (1.49).
Furthermore, this adjustment resulted in a decrease of €80 million in the Investments in joint ventures and associates, Total assets, and the Equity attributable to owners of the parent in the consolidated statement of financial position compared to the consolidated financial statements in the Q4 2022 interim report.

NOTE 34: OWNERSHIP

Subsidiaries	Country of incorporation	% holding
Editora Balcão Ltda	Brasil	100.0%
Adevinta France SASU	France	100.0%
SCM Local SASU	France	100.0%
LBC France SASU	France	100.0%
Locasun SASU	France	100.0%
Adevinta Product & Tech France SASU	France	100.0%
SAS SNEEP	France	100.0%
MBDE GmbH	Germany	100.0%
Oak Germany Buyer GmbH	Germany	100.0%
Mobile.de GmbH	Germany	100.0%
eBay Kleinanzeigen GmbH	Germany	100.0%
Null-Leasing DSB Deutschland GmbH	Germany	100.0%
Adevinta Classified Media Hungary Kft.	Hungary	100.0%
Adevinta Classified Media Ireland Ltd	Ireland	100.0%
Distilled SCH Ltd	Ireland	50.0%
Distilled SCH Shared services Ltd	Ireland	50.0%
Distilled SCH Nominees Ltd	Ireland	50.0%
Distilled Financial Services Ltd	Ireland	50.0%
Daft Media Ltd	Ireland	50.0%
Adverts Marketplace Ltd	Ireland	50.0%
Done Deal Ltd	Ireland	50.0%
Skupe Net Ltd	Ireland	50.0%
Gumtree Ireland Ltd	Ireland	50.0%

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

Subsidiaries	Country of incorporation	% holding
Subito.it S.r.l	Italy	100.0%
IM S.r.l.	Italy	100.0%
InfoJobs Italia S.r.l.	Italy	100.0%
Automobile.it S.r.l.	Italy	100.0%
Vivanuncios Classifieds Mexico, S. de R.L. De CV	Mexico	100.0%
Adevinta Oak Holdings B.V.	Netherlands	100.0%
Adevinta Netherlands NV	Netherlands	100.0%
Hebdo Mag Brazil Holdings BV	Netherlands	100.0%
SnT Netherlands BV	Netherlands	100.0%
Marktplaats BV	Netherlands	100.0%
Marktplaats Bemiddeling BV	Netherlands	100.0%
Adevinta Ventures BV	Netherlands	100.0%
Adevinta NV	Netherlands	100.0%
Adevinta Finance AS	Norway	100.0%
Adevinta Ventures AS	Norway	100.0%
SnT Classified ANS	Norway	100.0%
Marketplaces Austria Holding AS	Norway	100.0%
Adevinta Products & Technology SLU	Spain	100.0%
Adevinta Information Services S.L.	Spain	100.0%
Adevinta Holdco Spain SLU	Spain	100.0%
Adevinta Ibérica SLU	Spain	100.0%
Locasun Spain SLU	Spain	100.0%
Adevinta Spain SLU	Spain	100.0%
Adevinta Ventures AB	Sweden	100.0%
Adevinta Growth Partner AB	Sweden	100.0%
Adevinta Products & Technology UK Limited	United Kingdom	100.0%
Adevinta UK Ltd	United Kingdom	100.0%
Gumtree IP ROW Holding Ltd	United Kingdom	100.0%
Kijiji Canada Ltd	Canada	100.0%
Kjijij Classifieds, LLC	USA	100.0%
alaMaula Argentina S.R.L.	Argentina	100.0%
2ememain Belgium BVBA	Belgium	100.0%
Gumtree Software Engineering (Shanghai) Co, Limited	China	100.0%

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2022

Joint ventures	Country of incorporation	% holding
Willhaben internet service GmbH & Co KG	Austria	50.0%
Car4You GmbH	Austria	50.0%
Willhaben internet service GmbH	Austria	50.0%
Autopro24 Datenmanagement GmbH	Austria	50.0%
Bom Negocio Atividades de Internet Ltda	Brazil	50.0%
ZAP S.A. Internet	Brazil	50.0%
Vivareal Internet Ltda.	Brazil	50.0%
Geoimovel tecnologia e informaçao imobiliaria Ltda.	Brazil	50.0%
Suahouse.com Tecnologia e Gestao imoiliaria Ltda.	Brazil	50.0%
DataZap S.A. Intellgencia imobiliaria	Brazil	50.0%
Infoprop Brasil Tehnologia Ltda	Brazil	50.0%
OLX Pay Instituição de Pagamento Ltda	Brazil	50.0%
Soh serviços de tecnologia da informação ltda	Brazil	50.0%
OLX Participaçoes Ltda	Brazil	50.0%
Silver Brazil JVCO BV	Netherlands	50.0%

Associate companies	Country of incorporation	% holding
Younited SA	France	7.8%
703 Search BV	Netherlands	31.5%
CustoJusto Unipessoal Lda	Portugal	30.0%